                       COMPLETE, SELF-CONTAINED APPRAISAL
                          23 FINISHED RESIDENTIAL LOTS
                               BEING A PORTION OF
                                    "ENCORE"
                              OCEANSIDE, CALIFORNIA

                       COMPLETE, SELF-CONTAINED APPRAISAL

                                       OF

                          23 FINISHED RESIDENTIAL LOTS
                                   AS EXISTING


                                 BEING A PART OF

                                    "ENCORE"

                       LOTS 25 THROUGH 39, TRACT NO. 12797
                    MISSION SANTA FE PARCELS 5 AND 6 - UNIT 1

                                       AND

                   LOTS 39, 44, 45 THROUGH 50, TRACT NO. 12798
                    MISSION SANTA FE PARCELS 5 AND 6 - UNIT 2


                                  PREPARED FOR

                       NATIONAL INVESTORS FINANCIAL, INC.
                               MR. DAVID G. LASKER
                                    PRESIDENT


                                   REPORT DATE

                                  JUNE 15, 1997


                                  DATE OF VALUE

                                 MARCH 31, 1997


                                   PREPARED BY

                              BOZNANSKI AND COMPANY
                       PROPERTY VALUATION AND CONSULTATION

                                  [LETTERHEAD]

                                             June 15, 1997



Mr. David G. Lasker                   Re:  Complete, Self-Contained Appraisal -
President                                  Encore - 23 Residential Lots
National Investors Financial, Inc.         Oceanside, California
4675 MacArthur Court
Suite 1240
Newport Beach, California 92660            File No. 1348.02

Dear Mr. Lasker:

In accordance with the written authorization we have received, Boznanski and Company, a real property appraisal firm, has prepared this valuation analysis that establishes the "as is" market value of 23 essentially finished residential lots as of March 31, 1997.

The subject property is located within a 137-lot tract that lies south of Mesa Drive and east of College Boulevard, in the city of Oceanside, San Diego County, California. The subject consists of 23 essentially finished lots that represent the last two phases of an ongoing detached development known as Encore. These lots are essentially all finished, with the exception of sidewalks and driveway approaches required for the 15 lots that front Toulon Street. The 23 lots have gross areas of 7,201 sf to 18,404 sf, with an average of 11,012 sf.

The 23 subject lots are proposed to be improved as the last two phases of a detached single family residential tract known as Encore. There are to be four types of detached residences ranging in size from 1,768 sf to 2,440 sf, with a weighted average of 2,146 sf, by Brehm Communities.

This analysis does not consider the 15 lots within Phase 7, which are currently under construction. As of April 25, 1997, all but two were sold. They are expected to close-escrow in mid-June 1997, the expected date of completion.

National Investors Financial, Inc.      -2-            June 15, 1997



Our valuation task in this analysis is to establish the market value of the fee simple interest of the 23 subject lots "as is". The Market Data or Sales Comparison Approach to land value has been utilized in valuing the vacant subject land. The Residual Method, which will utilize the Market Approach to Improved Property Value as well as cost data provided us, is also utilized in estimating land value.

BASED ON THE INVESTIGATION AND ANALYSIS OUTLINED IN THE ACCOMPANYING REPORT, AND SUBJECT TO THE CERTIFICATION AND CONTINGENT AND LIMITING CONDITIONS ATTACHED TO THIS REPORT, WE CONCLUDE THAT THE "AS IS" MARKET VALUE OF THE FEE SIMPLE INTEREST IN THE 23 SUBJECT LOTS, BEING A PART OF THE ENCORE TRACT IN OCEANSIDE, CALIFORNIA, AS OF MARCH 31, 1997, IS:

                                     $850,000


                      EIGHT HUNDRED FIFTY THOUSAND DOLLARS


This self-contained report is intended to comply with the reporting requirements set forth under Standard Rules 2-2(a) of the Uniform Standards of Professional Appraisal Practice (USPAP). As such, this report DESCRIBES the data, reasoning and analysis that were used in the appraisal process to develop the appraiser's opinion of value.

This complete appraisal assignment has been completed in accordance with Title XI of FIRREA and the Uniform Standards of Professional Appraisal Practice (USPAP). This report is not considered to depart from the specific guidelines of USPAP.

Following this letter is a complete, self-contained appraisal report which describes the subject area and the conditions of this appraisal, identifies the subject property and its characteristics and then specifically enumerates the methodology used in valuing the property.

We retain a copy of this report, together with worksheets, documents and other data upon which our conclusions and opinion of value are based.

We certify that we have no past, present or contemplated future interest in this property and that we have acted in accordance with accepted ethics and standards in our profession.

National Investors Financial, Inc.      -3-            June 15, 1997



Thank you for this opportunity to provide appraisal services.

                                   Respectfully submitted,

                                   BOZNANSKI AND COMPANY


/s/Mark W. Linnes                  /s/Carl W. Boznanski
Mark W. Linnes, MAI                Carl W. Boznanski, C.R.A.
Review Appraiser                   Principal Appraiser
Certified General Appraiser        President
CA# AG003328                       Certified General Appraiser
                                   CA# AG010837



                                   /s/Daniel H. Herron
                                   Daniel H. Herron
                                   Senior Appraiser
                                   Certified General Appraiser
                                   CA# AG012417

                 SUMMARY OF SALIENT FACTS AND CONCLUSIONS

PROJECT NAME:                        Encore

PROPERTY LOCATION:                   Toulon Street, north of Terracina Street,
                                     and Bella Collina Street, west of Woodhaven
                                     Drive, Oceanside, California

DATE OF VALUE:                       March 31, 1997

INTEREST APPRAISED:                  Fee Simple

ASSESSED OWNER/
     APPRAISED OWNER:                Oceanside Development, Inc.

PROPERTY:

  ASSESSOR'S PARCEL NOS.:            158-600-25 through 29
                                     158-600-30 through 32
                                     158-610-01 through 07
                                     158-612-04 through 15

  LEGAL DESCRIPTION:                 Lots 25 to 39, Tract 12797, Mission Santa
                                     Fe Parcels 5 and 6 - Unit 1


                                     Lots 39, 44, 45 to 50, Tract 12798, Mission
                                     Santa Fe Parcels 5 and 6 - Unit 2

  SITE SIZE:                         253,284 sf; 5.8146 acres (gross)

                                     Minimum Lot Size:     7,201 sf (gross)
                                     Maximum Lot Size:    18,404 sf (gross)
                                     Average Lot Size:    11,012 sf (gross)

  BUILDING AREAS:                    Plan 1 -              1,768 sf
   (Proposed as of March 31 1997)    Plan 2 -              1,944 sf
                                     Plan 3 -              2,284 sf
                                     Plan 4 -              2,440 sf
                                     Weighted Avg.         2,146 sf

HIGHEST AND BEST USE:                Single family residential

VALUE CONCLUSION "AS IS":            $850,000

               CERTIFICATION AND RESTRICTION UPON DISCLOSURE AND USE

THE UNDERSIGNED DOES HEREBY CERTIFY THAT, EXCEPT AS OTHERWISE NOTED IN THIS APPRAISAL REPORT:

1. I HAVE NO PAST, PRESENT OR CONTEMPLATED FUTURE INTEREST IN THE REAL ESTATE THAT IS SUBJECT OF THE APPRAISAL REPORT.

2. I HAVE NO PERSONAL INTEREST OR BIAS WITH RESPECT TO THE SUBJECT MATTER OF THIS APPRAISAL REPORT OR TO THE PARTIES INVOLVED.

3. THE COMPENSATION RECEIVED FOR THIS ASSIGNMENT IS NOT CONTINGENT UPON THE REPORTING OF A PREDETERMINED VALUE OR DIRECTION IN VALUE THAT FAVORS THE CAUSE OF THE CLIENT, THE AMOUNT OF THE VALUE ESTIMATE, THE ATTAINMENT OF A STIPULATED RESULT, OR THE OCCURRENCE OF A SUBSEQUENT EVENT.

4. THE APPRAISER ACTED IN AN INDEPENDENT CAPACITY AND THIS APPRAISAL ASSIGNMENT WAS NOT BASED ON A REQUESTED MINIMUM VALUATION, A SPECIFIC VALUATION OR THE APPROVAL OF A LOAN.

5. THE APPRAISER BY MEANS OF EDUCATION AND PREVIOUS APPRAISAL EXPERIENCE IS COMPETENT TO COMPLETE THIS REPORT.

6. TO THE BEST OF MY KNOWLEDGE AND BELIEF THE STATEMENTS OF FACT CONTAINED IN THIS APPRAISAL REPORT, UPON WHICH THE ANALYSES, OPINIONS AND CONCLUSIONS EXPRESSED HEREIN ARE BASED, ARE TRUE AND CORRECT.

7. THE REPORTED ANALYSES, OPINIONS, AND CONCLUSIONS ARE LIMITED ONLY BY THE REPORTED ASSUMPTIONS AND LIMITING CONDITIONS, AND ARE MY PERSONAL, UNBIASED PROFESSIONAL ANALYSES, OPINIONS, AND CONCLUSIONS.

8. THIS APPRAISAL REPORT HAS BEEN MADE IN CONFORMITY WITH AND IS SUBJECT TO THE REQUIREMENTS OF THE UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE OF THE APPRAISAL FOUNDATION.

9. DANIEL H. HERRON MADE A PERSONAL INSPECTION OF THE SUBJECT PROPERTY AND PERFORMED THE PRIMARY ANALYSES IN THIS REPORT, CARL W. BOZNANSKI, PRESIDENT AND PRINCIPAL APPRAISER WITH BOZNANSKI AND COMPANY, AND MARK
     W. LINNES, MAI, REVIEW APPRAISER, HAVE REVIEWED THE ENTIRE ATTACHED APPRAISAL REPORT, HAVE REVIEWED THE ENTIRE FILE MEMORANDA AND DATA REGARDING THE SUBJECT PROPERTY AND THE ANALYSES CONTAINED IN THE ATTACHED REPORT, AND HAVE DISCUSSED THIS APPRAISAL AND THE SUBJECT PROPERTY WITH THE APPRAISER WHO HAS ALSO SIGNED THIS REPORT. HOWEVER, NEITHER MR. BOZNANSKI NOR MR. LINNES HAVE PERSONALLY INSPECTED THE SUBJECT PROPERTY, NOR HAVE THEY PERSONALLY VIEWED OR INSPECTED THE MARKET COMPARABLES USED IN THIS ANALYSIS.

10. NO ONE OTHER THAN THE UNDERSIGNED PROVIDED SIGNIFICANT PROFESSIONAL ASSISTANCE IN THE PREPARATION OF THE ANALYSES, CONCLUSIONS AND OPINIONS, CONCERNING THE REAL ESTATE NOTED HEREIN, THAT ARE SET FORTH IN THIS APPRAISAL REPORT.

11. DISCLOSURE OF THE CONTENTS OF THIS APPRAISAL REPORT IS GOVERNED BY THE AGREEMENT BETWEEN THE APPRAISER AND THE CLIENT FOR THIS ASSIGNMENT.

12. NEITHER ALL NOR ANY PART OF THE CONTENTS OF THIS REPORT (ESPECIALLY ANY CONCLUSIONS AS TO VALUE, THE IDENTIFY OF THE APPRAISER OR THE FIRM WITH WHICH HE IS ASSOCIATED) SHALL BE DISSEMINATED TO THE PUBLIC THROUGH ADVERTISING MEDIA, PUBLIC RELATIONS MEDIA, NEWS MEDIA, SALES MEDIA OR ANY OTHER PUBLIC MEANS OF COMMUNICATION WITHOUT THE PRIOR WRITTEN CONSENT AND APPROVAL OF THE UNDERSIGNED.

     /s/ Daniel H. Herron    /s/ Carl W. Boznanski     /s/ Mark W. Linnes
     --------------------    ----------------------    ------------------
     CA# AG012417            CA# AG010837              CA# AG003328
     June 15, 1997           June 15, 1997             June 15, 1997

                      CONTINGENT AND LIMITING CONDITIONS
                         UPON WHICH APPRAISAL IS MADE
                         ----------------------------

THIS REPORT IS MADE EXPRESSLY SUBJECT TO THE CONTINGENT AND LIMITING CONDITIONS, FACTORS, AND ASSUMPTIONS HEREWITH.

1.   THAT THE VESTING AND LEGAL DESCRIPTION FURNISHED THIS APPRAISER ARE
     CORRECT.

2. THAT MEASUREMENTS AND AREAS FURNISHED BY OTHERS ARE CORRECT. NO SURVEY HAS BEEN MADE FOR THE PURPOSE OF THE APPRAISAL.

3.   THAT THE MAPS AND EXHIBITS FOUND IN THIS REPORT ARE PROVIDED FOR
     READER REFERENCE PURPOSES ONLY. NO GUARANTEE AS TO ACCURACY IS EXPRESSED OR IMPLIED.

4. THAT THE PROPERTY IS APPRAISED AS IF FREE AND CLEAR OF LIENS AND THAT THE TITLE IS GOOD AND MARKETABLE.

5. THAT NO GUARANTEE IS MADE AS TO THE CORRECTIONS OF ESTIMATES OR OPINIONS FURNISHED BY OTHERS WHICH HAVE BEEN USED IN MAKING THIS APPRAISAL.

6. THAT NO LIABILITIES BE ASSUMED ON ACCOUNT OF INACCURACIES IN SUCH ESTIMATES OR OPINIONS.

7. THAT NO LIABILITY IS ASSUMED ON ACCOUNT OF MATTERS OF A LEGAL NATURE AFFECTING THIS PROPERTY, SUCH AS TITLE DEFECT, LIENS,
     ENCROACHMENTS, OVERLAPPING BOUNDARIES, ET CETERA.

8. UNLESS OTHERWISE STATED IN THIS REPORT, THE EXISTENCE OF HAZARDOUS MATERIAL, WHICH MAY OR MAY NOT BE PRESENT ON THE PROPERTY, WAS NOT OBSERVED BY THE APPRAISER. THE APPRAISER HAS NO KNOWLEDGE OF THE EXISTENCE OF SUCH MATERIALS ON OR IN THE PROPERTY. THE APPRAISER, HOWEVER, IS NOT QUALIFIED TO DETECT SUCH SUBSTANCES SUCH AS ASBESTOS, UREA-FORMALDEHYDE FOAM INSULATION, OR OTHER POTENTIALLY HAZARDOUS MATERIALS MAY AFFECT THE VALUE OF THE PROPERTY. THE VALUE ESTIMATE IS PREDICATED ON THE ASSUMPTION THAT THERE IS NO SUCH MATERIAL ON OR IN THE PROPERTY THAT WOULD CAUSE A LOSS IN VALUE. NO RESPONSIBILITY IS ASSUMED FOR ANY SUCH CONDITIONS, OR FOR ANY EXPERTISE OR ENGINEERING KNOWLEDGE REQUIRED TO DISCOVER THEM. THE CLIENT IS URGED TO RETAIN AN EXPERT IN THIS FIELD, IF DESIRED.

9.   IT IS ASSUMED THAT THERE ARE NO HIDDEN OR UNAPPARENT CONDITIONS OF
     THE PROPERTY, SUBSOIL, OR STRUCTURES THAT RENDER IT MORE OR LESS VALUABLE. NO RESPONSIBILITY IS ASSUMED FOR SUCH CONDITIONS OR FOR ARRANGING FOR ENGINEERING STUDIES THAT MY BE REQUIRED TO DISCOVER THEM.

10. THAT THIS APPRAISAL IS SUBJECT TO REVIEW UPON PRESENTATION OF DATA WHICH MIGHT BE LATER MADE AVAILABLE, UNDISCLOSED OR NOT AVAILABLE AT THIS WRITING.

11.  THAT THE APPRAISER HEREIN, BY REASON OF THIS APPRAISAL, IS NOT
     REQUIRED TO GIVE TESTIMONY OR ATTENDANCE IN COURT OR ANY GOVERNMENTAL HEARING WITH REFERENCE TO THE PROPERTY IN QUESTION, UNLESS ARRANGEMENTS HAVE PREVIOUSLY BEEN MADE THEREFORE.

12.  THE AMERICANS WITH DISABILITIES ACT (ADA) BECAME EFFECTIVE JANUARY
     26, 1992. THE APPRAISER HAS NOT MADE A SPECIFIC COMPLIANCE SURVEY AND ANALYSIS OF THE SUBJECT PROPERTY TO DETERMINE WHETHER OR NOT IT IS IN CONFORMITY WITH THE VARIOUS DETAILED REQUIREMENTS OF THE ADA. IT IS POSSIBLE THAT AN ADA COMPLIANCE SURVEY OF THE SUBJECT IMPROVEMENTS COULD REVEAL THAT THE SUBJECT PROPERTY IS NOT IN COMPLIANCE WITH ONE OR MORE REQUIREMENTS OF THE ACT. IF SO, THIS FACT COULD HAVE A NEGATIVE EFFECT UPON THE VALUE OF THE SUBJECT PROPERTY. SINCE THE APPRAISER HAS NO DIRECT EVIDENCE RELATING TO THIS ISSUE, THE COMPLIANCE, OR NON-COMPLIANCE, WITH ADA WAS NOT TAKEN INTO CONSIDERATION IN THE VALUATION OF THE SUBJECT PROPERTY.

                             TABLE OF CONTENTS
                             -----------------
                    COMPLETE, SELF-CONTAINED APPRAISAL
                        ENCORE - 23 RESIDENTIAL LOTS
                           OCEANSIDE, CALIFORNIA
                           ---------------------


INTRODUCTION

     Title Page
     Letter of Transmittal
     Summary of Salient Facts and Conclusions
     Certification
     Contingent and Limiting Conditions
     Table of Contents


GENERAL DATA (TAB)                                                PAGE
                                                                  ----
     Purpose of the Appraisal  . . . . . . . . . . . . . . . . . .  1
          Market Value . . . . . . . . . . . . . . . . . . . . . .  1
     Property Rights Appraised . . . . . . . . . . . . . . . . . .  1
          Parcel . . . . . . . . . . . . . . . . . . . . . . . . .  2
     Intended Use of the Appraisal . . . . . . . . . . . . . . . .  2
     Date of Value . . . . . . . . . . . . . . . . . . . . . . . .  2
     Scope of the Appraisal  . . . . . . . . . . . . . . . . . . .  2
          General  . . . . . . . . . . . . . . . . . . . . . . . .  2
          Valuation Background . . . . . . . . . . . . . . . . . .  3
          Appraisal Format . . . . . . . . . . . . . . . . . . . .  3
     Environs  . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          City . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          Local  . . . . . . . . . . . . . . . . . . . . . . . . .  5
     Access  . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     Traffic . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     Regional Area Map
     Local Area Map
     Environs Photographs

SUBJECT PROPERTY (TAB)

     General . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     Owner Apparent/Assessed Owner/Appraised Owner . . . . . . . . 12
     Sales History . . . . . . . . . . . . . . . . . . . . . . . . 12
     Property Location . . . . . . . . . . . . . . . . . . . . . . 13



                           TABLE OF CONTENTS (CONT.):

SUBJECT PROPERTY (CONT.)                                          PAGE
                                                                  ----
     Legal Description . . . . . . . . . . . . . . . . . . . . . . 14
     Assessor's Data . . . . . . . . . . . . . . . . . . . . . . . 14
     Physical Description - Land . . . . . . . . . . . . . . . . . 14
     Physical Description - Improvements . . . . . . . . . . . . . 18
     Zoning  . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     Present Use and Occupancy . . . . . . . . . . . . . . . . . . 21
     Highest and Best Use  . . . . . . . . . . . . . . . . . . . . 21
     Tract Map
     Assessor's Maps
     Zoning Map
     Aerial Photograph
     Ground Photographs

VALUATION (TAB)

     Approach to Value . . . . . . . . . . . . . . . . . . . . . . 37
     Market Data Approach - Land . . . . . . . . . . . . . . . . . 38
     Residual Analysis . . . . . . . . . . . . . . . . . . . . . . 39
     Correlation and Conclusion  . . . . . . . . . . . . . . . . . 46
     Lot Premiums
     Job Cost Excerpts - Brehm
     Market Data Summary (Table I) - Land Sales
     Market Data Map - Land Sales
     Market Data Summary (Table II) - Encore's Phase 7 Sales
     Market Data Map - Encore's Phase 7 Sales
     Market Data - Land Sales
     Market Data - Encore Phase 7 Sales

ADDENDA (TAB)

     Appraisers' Qualifications

          Carl W. Boznanski, C.R.A.
          Daniel H. Herron
          Mark W. Linnes, MAI


                                                    ENCORE - PORTION
                                                    OCEANSIDE, CALIFORNIA

                                   GENERAL DATA

PURPOSE OF THE APPRAISAL:

     It is the purpose of this appraisal to set forth an estimate of and support for the "as is" market value of the fee simple interest of 23 essentially finished residential lots.

     MARKET VALUE

     Market Value is the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of the sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

          a.   Buyer and seller are typically motivated.
          b. Both parties are well informed or well advised, and acting in what they consider their own best interests;
          c. A reasonable time is allowed for exposure in the open market;
          d. Payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and
          e. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

     The "AS IS" VALUE is defined as the market value of a property as it physically and legally exists as of the present time, usually the effective date of the appraisal is prepared. It is also a value without hypothetical conditions, assumptions or qualifications.

     PROPERTY RIGHTS APPRAISED

     Property rights appraised are the fee simple interest in the estate, assuming the property to be free and clear of all liens, under responsible ownership and competent management and having good and marketable title. Mineral rights, if any, are not considered herein. Likewise, unless noted, we are not valuing business interests or any items of fixtures or equipment.

                                                            BOZNANSKI & COMPANY

                                                    ENCORE - PORTION
                                                    OCEANSIDE, CALIFORNIA

PURPOSE OF THE APPRAISAL (CONT.):

     Fee simple is an absolute ownership unencumbered by any other interest or estate, but subject to the limitations of eminent domain, escheat, police power, and taxation. It is an inheritable estate.

     PARCEL

     The term "parcel" as used herein means any contiguous tract of land in the same ownership and use whether such tract consists of one or more platted lots or a fractional part thereof.

INTENDED USE OF THE APPRAISAL:

     This appraisal is intended to provide a value basis, for financing purposes, of the fee owned land as further described herein. The intended user of this report is the owner, Oceanside Development, Inc.

DATE OF VALUE:

     This appraisal report is dated June 15, 1997, corresponding to the completion of our investigation, analysis of relevant data and the preparation of this report. Our date of value is defined as of March 31, 1997.

SCOPE OF THE APPRAISAL:

     GENERAL

     The subject property is located within a 137-lot tract that lies south of Mesa Drive and east of College Boulevard, in the city of Oceanside, San Diego County, California. The subject consists of 23 essentially finished lots that represent the last two phases of an ongoing detached development known as Encore. These lots are essentially all finished, with the exception of sidewalks and driveway approaches required for the 15 lots that front Toulon Street. The 23 lots have gross areas of 7,201 sf to 18,404 sf, with an average of 11,012 sf. (The net areas were not provided us.

     The 23 subject lots are proposed to be improved as the last two phases of a detached single family residential tract known as Encore. There are to be four types of detached residences ranging in size from 1,768 sf to 2,440 sf, with a weighted average of 2,146 sf, to be built by Brehm Communities.

                                                            BOZNANSKI & COMPANY

                                                    ENCORE - PORTION
                                                    OCEANSIDE, CALIFORNIA

SCOPE OF THE APPRAISAL (CONT.):

     VALUATION BACKGROUND

     Our opinion of value and this report follow an onsite property inspection, discussions with the owners or their representative, interviews with knowledgeable persons in the area, including city of Oceanside officials, analysis of pertinent material supplied to us, a market data sales investigation, and a highest and best use analysis.

     In developing this report, all three valuation techniques were considered. However, the Income Approach does not apply to vacant residential land that is proposed to be sold to individual owner/users. The Cost Approach, in its traditional format, is not considered either. However, cost data is utilized in a residual analysis. Thus, the Market Approach or Direct Sales Comparison Approach will be the primary valuation technique utilized in this report.

     The Market Data Approach to Value is looked to as providing the most significant and relevant value indications for the essentially vacant subject site. The process involves a comparison of the subject property with residential subdivisions of similar and competing use, which have been subjected to the forces of the market through sale. Market data is also utilized in estimating the Aggregate Retail Value of the detached single family residences that are currently proposed. A residual analysis, which utilizes our conclusion of revenue and cost data provided us, will also be utilized in estimating land value.

     APPRAISAL FORMAT

     The report is divided into four major sections . . . General Data, Subject Property, Valuation, and Addenda. The General Data Section provides background information and sets the tone of the assignment. It defines the purpose, intended use, date of value and scope of the appraisal and describes the environs, access and traffic. Also included here are maps and ground photographs showing the area.

     The Subject Property Section contains a summary of pertinent information relating to the property's ownership, sales history, location, legal description, Assessor's data, physical description of the land, zoning, present use and occupancy and highest and best use. Various exhibits, including title report, Assessor maps and photographs, are also included here.

                                                            BOZNANSKI & COMPANY

                                                    ENCORE - PORTION
                                                    OCEANSIDE, CALIFORNIA

SCOPE OF THE APPRAISAL (CONT.):

     The Market Data Approach to Land Value is then discussed in the Valuation Section. This technique is applied in our valuation analysis relative to the subject property and a conclusion is thereby achieved. The details of those items of vacant land market data, having relevance to the appraisal problem at hand are then set forth along with a market data map and a market data summary illustrating the comparable properties relative geographical location in relation to the subject. The Residual Method is also presented.

     The last report section is the Addenda, which contains the appraiser's qualifications.

ENVIRONS:

     CITY

     The City of Oceanside is located between two of Southern California's largest cities. It is located 84 miles south of the city of Los Angeles and 36 miles north of the city of San Diego. The City has an area of about
     40.6 square miles and has frontage along the Pacific Ocean. It is bound by Camp Joseph H. Pendleton of the United State Marine Corp. to the northwest, unincorporated county territory to the east, and the cities of Vista and Carlsbad to the southeast.

     As of January 1, 1997, the City had a population of 149,220, which represents an increase of 20,822 or 16% over the 1990 Census figure, which itself is 51,700 or 67% over the 1980 Census. Also, there were 56,567 housing units as of January 1, 1997. This includes 27,336 detached and 8,258 attached units.

     Freight and passenger movement is provided by virtually all types of transportation services. Rail transportation is provided by the Santa Fe Railroad for freight and AMTRAK for passenger. Over 95 trucking and moving/storage firms serve the northern county of San Diego providing overnight delivery to Arizona, San Diego, San Francisco and Los Angeles. Air transportation is available at several airports including Lindberg Field (San Diego International) 32 miles south, McClellan-Palomar Airport (Carlsbad) 7 miles south, and Oceanside Municipal Airport. Busing services are provided by North County Transit, Greyhound and Continental Trailways. In addition, direct transfers for AMTRAK

                                                            BOZNANSKI & COMPANY

                                                    ENCORE - PORTION
                                                    OCEANSIDE, CALIFORNIA

ENVIRONS (CONT.):

     and local intercity buses are offered by the Oceanside Transit Center. Shipping services are provided by the Port of San Diego which is located 39 miles south, and the Oceanside Small Craft Harbor. Vehicular transportation is made available by the Interstate 5 Freeway (north/south) and State Highway 76 and 78 (east/west).

     Utilities are supplied to the area by the following entities:

             Water:                     City of Oceanside
             Natural Gas:               San Diego Gas and Electric
             Electric Power:            San Diego Gas and Electric
             Telephone:                 Pacific Bell
             Sewer:                     City of Oceanside

     Serving the community is a Council-Manager type of government. The City also has its own police and fire departments. The City became incorporated in 1988.

     There are over 3,000 acres in the city limits master planned with 2,000+ acres zoned for light industry and 1,000 acres zoned for commercial development.

     The eastern portion of the city of Oceanside had experienced rapid development in the late 1980s and early 1990s. Nearest to the subject is the planned community of Rancho Del Oro. This 2,000-acre master-planned community will have some 4,400 residential units, three town centers (retail) and 780 acres of industrial land. Other industrial areas within the Oceanside area, including the above mentioned Rancho Del Oro community, are identified as Oceanside Airport, Industry Street Corridor and Vista Pacific.

     LOCAL

     The subject development is located in the east central portion of the city of Oceanside. It is just to the north and west of the city of Vista and some five miles east of downtown Oceanside. This area is primarily zoned for planned residential development. There are areas zoned for scenic parks and small commercial developments here also. The immediate area surrounding the subject is being built-up with single family residences similar to that proposed on the subject property.



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ENVIRONS (CONT.):

     Immediately south of the subject, across Old Grove Road (Temple Heights Drive), are existing detached single family residential developments within the master planned community of Rancho Del Oro. This 2,000-acre master-planned community has some 4,400 residential units, three town centers (retail) and 780 acres of industrial land. The community is expected to be built out in the year 2005. As part of this development is an elementary school and park, both located to the west of the subject.

     Developments within the immediate area that are not a part of Rancho Del Oro include the previous subject owner/developer's three- to five-year-old development, Bella Collina. Immediately south of the subject and west of Bella Collina is a 111-lot tract that is currently owned by the Appraised Owner, Oceanside Development, Inc. It is proposed to be developed by Brehm Communities with five types of residences ranging in size from 1,821 sf to 2,847 sf. Further north, across Mesa Drive, is the recently sold-out development of Centex Homes, Northview. It was developed on lots acquired from the RTC which were previously owned by Friedman Homes.

     Commercial development serving these homes are located along Oceanside Boulevard and College Boulevard. Found here are two neighborhood shopping centers, one with a major grocery tenant. Similar centers have been constructed on the two sites at the westerly corners of Mission Avenue and College Boulevard. One is anchored by Wal-Mart. A small site located to the immediate northwest of the subject is zoned for commercial use, but is currently vacant.

     The large and sprawling Gaujome County Regional Park is located northeast of the subject, across North Santa Fe Avenue.

ACCESS:

     Currently, the 23 subject lots are served by two local streets. The larger tract of which the subject is a part is served by two secondary arterials.

     MESA DRIVE is a diagonally running (northeast to southwest) secondary arterial that is located just north of the subject. Access from the larger tract of which the subject is a part to Mesa Drive is provided by AVENIDA DE LA PLATA and WOODVIEW DRIVE. Mesa Drive begins at Mission Avenue near Interstate 5 to the west and ends at North Santa Fe Avenue to the northeast, a distance of some



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ACCESS (CONT.):

     six miles. In the immediate subject area it has a right-of-way width of 84 feet. It is fully asphalt paved and has two travel lanes in each direction, plus left hand turn lanes at its intersections. Bordering the street are concrete curbs, gutters and sidewalks. Street lights are in place as well.

     COLLEGE BOULEVARD is the other secondary arterial located in close proximity to the subject. It is located west of the subject and is available from MESA DRIVE. College Boulevard provides access to MISSION AVENUE (76) to the north and HIGHWAY 78 to the south.

     The two local streets that serve each of the 23 subject lots include:
     BELLA COLLINA STREET and TOULON STREET. Each of these streets has a right-of-way width of 60 feet. Both are fully asphalt paved and have concrete curbs, gutters along the perimeter. Sidewalks and driveway aprons exist in front of the eight lots along Bella Collina Street, but do not exist in front of the 15 lots along Toulon Street.

TRAFFIC:

     As of June 1994, the City of Oceanside's Engineering Department of Transportation reported that the 24-hour average daily traffic count (ADT) for Mesa Drive was 6,200. The current ADT is estimated by the City to be 10% higher.

      No counts are available for the two internal collectors that serve the subject. Because of their local nature, however, their ADTs are estimated at no more than 500.


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                               SUBJECT PROPERTY

GENERAL:

     The following paragraphs, which describe the subject property, are based on information provided us, on available public records and from our on-site inspection. We were provided information from the current developer, Brehm Communities. We physically inspected the subject on two occasions, including August 21, 1991, and April 25, 1997. The ground and aerial photographs were taken at the time of our most recent inspection.

OWNER APPARENT/APPRAISED OWNER/ASSESSED OWNER:

     Oceanside Development, Inc.

     c/o National Investors Financial Incorporated
     4675 MacArthur Court
     Suite 1240
     Newport Beach, California 92660

SALES HISTORY:

     According to the San Diego County Assessor, as published by TRW Redi, the 23 subject lots, as well as another 210 lots within both Encore and Symphony, last transferred on November 17, 1993, as recorded on Document No. 774468, for an undisclosed price. The property was acquired by Oceanside Development Incorporated, c/o National Investors Financial Incorporated, from The VED Corporation General Partnership, c/o Bella Collina Ltd. and Oceanside Terracina Ltd. The 233 lots include 111 lots within Symphony, and 122 lots/homes in Encore. The 122 lots/homes included four models, three production homes, 17 framed homes and 24 finished lots and 74 blue top lots.

     The VED Corporation purchased Mission Santa Fe Parcels 5 and 6, which includes a portion of Symphony (Lots 46-97 of Tract 12797) and all of ENCORE (Lots 1-45 of Tract 12797 and Lots 1-92 of Tract 12798), from the Mission Santa Fe Investment Company, a California limited partnership. The total purchase price for both parcels, which encompassed some 189 lots, was $1,974,500 or $10,447 per lot. No other information on this transaction was made known to us.

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SALES HISTORY (CONT.):

     The 137-lot tract, which was originally developed by The VED
     Corporation as a detached single family residential project known as Encore, was first available for sale on October 1, 1992. Through November 17, 1993, VED had closed escrow on 15 of 18 production homes in Phase One. An additional 16 units within phases one through three had pending sales; however, most or all of these sales fell out of escrow due to VED's financial problems.

     Brehm Communities took over the project in mid-January 1994 and have sold a total of 97 homes, including four models. 84 homes have closed escrow and 13 homes within Phase 7 are in escrow as of April 25, 1997. They were scheduled to close escrow in mid-June 1997, their expected date of completion. (Please refer to Table II at the end of this report for a summary on the pending sales in Phase 7.)

     We are not aware of any other transactions . . . past, present or pending, regarding the subject property.

PROPERTY LOCATION:

     4901-4915 Bella Collina Street
     4902, 4916 Bella Collina Street
     1304-1366 Toulon Street
     1301-1341 Toulon Street
     Oceanside, California 92056-1911

     Eight of the 23 subject lots are located along Bella Collina Street, west of Woodview Drive. The other 15 are located along Toulan Street, north of Terracina Street.

     The subject lots are part of a larger tract that is located south of Mesa Drive and east of College Boulevard, within the east centralmost part of the city of Oceanside, in the northwestern part of the county of San Diego, California.

     Thomas Brother Guide:  Page 1087; Grids B3-C3 (San Diego County - 1997)

     Census Tract:  193 (San Diego SMSA - 1990)

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LEGAL DESCRIPTION:

     The subject property is situated in the State of California, County of San Diego, and is described as follows:

     Lots 25 through 39 of Mission Santa Fe Parcel 5 and 6 - Unit 1, in the City of Oceanside, County of San Diego, State of California, according to the Map thereof No. 12797, as recorded in the Office of the County Recorder of San Diego County; Lots 39, 44, 45 through 50, of Mission Santa Fe Parcels 5 and 6 - Unit 2, in the City of Oceanside, County of San Diego, State of California, according to Map thereof No. 12798, as recorded in the Office of the County Recorder of San Diego County.

ASSESSOR'S DATA (1996-97):

     Assessor's Parcel Nos.:  158-600-25 through 29
                              158-600-30 through 32
                              158-610-01 through 07
                              158-612-04 through 15

     Assessed Values (Land Value)*:

          Land:                    $828,872
          Improvements:               -0-
                                   --------
          Total:                   $828,872

     Tax Rate Area:                7101 and 7025

     Tax Rate:                     $1.01344 per $100 Assessed Value (96-97)

     Taxes:                        $8,400+/-  (96-97 est.)
                                   $8,600+/-  (Projected)*

     *  Projected tax based on our conclusion of Market Value.

PHYSICAL DESCRIPTION - LAND:

     OVERALL

     Shape: Very irregular (See attached Assessor's Maps and Tract Map for further definition)

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PHYSICAL DESCRIPTION - LAND (CONT.):

   Dimensions:             See attached Assessor's Maps and Tract Map for
                           definition

   Area Content:           5.8146 ACRES or 253,284 SF

                           The total gross area above was provided us by the subject property's current developer, Brehm Communities. The net areas were not available for all 23 lots, but were provided us for the 15 lots within Phase 8. They are within a range of 5,640 sf to 10,160 sf, with an average of 7,543 sf. The difference between the net and gross area for the 15 lots is 73,996 sf or 4,933 sf per lot.

   Individual Lot Areas:   Minimum:    7,201 sf (gross)
                           Maximum:  18,404 sf (gross)
                           Average:  11,012 sf (gross)

   Topography:             The 23 subject lots are located within a hillside
                           development with a topography that generally slopes downward from south to north. The 11 lots that back up to Mesa Drive have flat and level building pads that lie above the grade of the street. Between the pad and the street are slopes.
                           The other 12 lots have flat pads that lie below a northerly slope.

   Soils: We are in receipt of a "Geotechnical Grading Plan Review" including addendums and revisions, for the entire land area that was owned by the VED Corporation, including the three developments: Bella

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PHYSICAL DESCRIPTION - LAND (CONT.):

                           Collina, Symphony and Encore. All of these documents are as prepared by Pacific Soils Engineering, Inc., of San Diego, California, are identified as Work Order 400134. The earliest report was prepared on August 30, 1988, and the latest was prepared on April 25, 1990.

                           The "Geotechnical Grading Plan Review" is based on a review of numerous geotechnical reports prepared by Leighton and Associates, Inc. and on grading plans as prepared by Hunsaker and Associates. In addition, this report is based on subsurface work as performed by Pacific Soils Engineering, Inc.

                           Upon review of all three sources, it was found that the subject site was suitable for the intended development subject to the conditions and recommendations of the referenced engineer. In addition, the proposed development was not anticipated to adversely affect the gross stability of the natural slopes.

   EPA Superfund
    (CERCLIS):             No (As of January 1993)

   Hazardous Substances:   Unless otherwise stated in this report, the
                           existence of hazardous substances, including without limitation asbestos, polychlorinated biphenyl's, petroleum leakage, or agricultural chemicals, which may or may not be present on the property, or other environmental conditions, were not called to the attention of nor did the appraiser become aware of such during the appraiser's inspection. The appraiser has no knowledge

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PHYSICAL DESCRIPTION- LAND (CONT.):

                           of the existence of such materials nor in the property unless otherwise stated. The appraiser, however, is not qualified to test such substances or conditions. If the presence of such substances, such as asbestos, urea formaldehyde foam insulation, or other hazardous substances or environmental conditions, may affect the value of the property, the value estimated is predicated on the assumption that there is no such condition on or in the property or in such proximity thereto that it would cause a loss in value. No responsibility is assumed for any such conditions, nor for any expertise or engineering knowledge required to discover them.

   Access: Each of the eight lots that front Bella Collina Street is accessible across a concrete paved driveway apron. Similar aprons/approaches are proposed for the 15 lots that front Toulon Street.

   Utilities:              All wet and dry utilities are currently available
                           to each of the 23 lots. (Refer to the Job Cost
                           Report at the rear of this report for a summary of the utilities cost and fees that have been paid as of March 1997.)

   Easements:              There are no known or apparent easements along or
                           across the various subject lots that would affect their highest and best use development. This assumption is contingent upon review of a title report, however.

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PHYSICAL DESCRIPTION - LAND (CONT.):

   Offsite Improvements:   Currently, both Bella Collina Street and Toulon
                           Street are asphalt paved. Also, each has street lights, and concrete curbs and gutters. However, only Bella Collina Street has sidewalks and driveway aprons/ approaches.

   Flood Hazard:           The Federal Emergency Management Agency (FEMA),
                           through the National Flood Insurance Program, publishes flood insurance rate maps. A map identified as Community-Panel Number
                           060294-0012C, dated June 18, 1987, indicates that the subject property is located in Flood Zone X, an area determined to be outside of the 500-year flood zone.

   Earthquake Hazard:      The subject property, as well as the entire city
                           of Oceanside, is not located in an Earthquake
                           Fault Zone as specified by the Alquist-Priolo
                           Earthquake Fault Zoning Act.

PHYSICAL DESCRIPTION - IMPROVEMENTS:

   EXISTING

   Currently, the 23 lots do not have any building improvements.

   PROPOSED

   Proposed to be developed on the 23 subject lots as part of the ongoing tract known as Encore by Brehm Communities are four types of detached single family homes. They are summarized as follows:

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PHYSICAL DESCRIPTION - IMPROVEMENTS (CONT.):

       ----------------------------------------------------
              Floors/   Bed/   Living    Product   Total
         Plan Parking   Bath   Area (sf)   Mix   Area (sf)
       ----------------------------------------------------
          1    1/3      3/2      1,768      4      7,072
          2    1/3      3/2      1,944      6     11,664
          3    2/3      4/2.5    2,284      7     15,988
          4    2/3      5/3      2,440      6     14,640
       ----------------------------------------------------


     The 23 proposed homes will have a total area of 49,364 sf, with a weighted average of 2,146 sf per residence.

     These detached homes will have a large front yard setback. They will be built of frame and stucco construction with some exterior wood siding. The homes will be constructed on concrete slab foundations and have both gable and hip roofs. Fireplace structures are to be enclosed. They will have three-car garages.

     Copies of floor plans and elevations are presented toward the rear of this section.

     The features anticipated to be included in these homes are presented as follows:

     Exterior

          Tile Roof
          Painted Stucco Exterior
          Sectional Garage Doors
          Concrete Driveway and Walkways
          Concrete Patios
          Side and rear yard fencing
          Front yard landscaping

     Kitchen

          Dual Self-Cleaning Oven
          Automatic Dishwasher
          Garbage Disposal
          Microwave Oven
          Wood Cabinets

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PHYSICAL DESCRIPTION - IMPROVEMENTS (CONT.):

          Pantry
          Ceramic Tile Counter Tops
          Sheet Vinyl Floor
          Island Counters

     Master Bedroom

          Double Entry Doors
          Retreats
          Dual Basin Sinks
          Ceramic Tile Counter Tops
          Oval Acrylic Tub with Ceramic Tile Wainscot
          Separate Stall Shower (Plans 2, 3 and 4)
          Walk-In Closet
          Optional Fireplaces (Plans 2 and 3)

     Interior

          Ceramic Tile Entry
          Carpeting in all other living areas
          Volume Ceilings
          Forced Air Heating
          Fireplaces
          Skylights

     Bathrooms

          Sheet Vinyl Floor Finish
          Cultural Marble Countertops
          Acrylic Tubs with Ceramic Tile Wainscot
          Dual Basin Sinks

     Optional Items

          Air Conditioning
          Mirrored Wardrobe Doors
          Garage Door Openers
          Tub/Shower Enclosures

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ZONING:

     RS and RS-HD (Single Family Residential - Hillside Development); as per City of Oceanside Property Development Regulations.

     The purpose of this zone is to establish standards for single family residential development. All dwelling units shall have a minimum lot area per dwelling of not less than 6,000 sf. Setbacks are as follows: front - 20 feet, side - 5 feet and rear - 15 feet. Lot width shall be a minimum of 60 feet. Maximum lot coverage is set at 40%.

     This single family residential zone is in conformance with the City's General Plan requirements.

     The overall subject development has received approval from the city of Oceanside and is in full conformance with all applicable zoning criteria.

PRESENT USE AND OCCUPANCY:

     Currently, the 23 subject lots are vacant land. They are proposed to be built with detached residences and sold to owner/users.

HIGHEST AND BEST USE:

     DEFINITION

     Highest and best use is defined as that reasonable and probable use that will support the highest present value, as presently defined, as of the date of the appraisal. Alternately, it is that use, from among reasonably probable and legal alternate uses found to be physically possible, appropriately supportive, financially feasible, and which results in highest land value.

     PHYSICALLY POSSIBLE

     The subject property is located in the east central part of the city of Oceanside, in an area characterized by rolling topography. The site had been partially graded for detached single family residential development.

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HIGHEST AND BEST USE (CONT.):

     LEGALLY PERMISSIBLE

     The subject property is zoned for detached single family residential residences on lots having a minimum area of 6,000 sf.

     FINANCIALLY FEASIBLE

     GENERAL

     Financial feasibility takes into consideration neighborhood land use trends, competition, value trends, and factors of supply and demand relative to various alternate uses that are physically possible and legally permissible.

     LAND USE TRENDS

     The subject development is located in the east central portion of the city of Oceanside. It is just to the north and west of the city of Vista and some five miles east of downtown Oceanside. This area is primarily zoned for planned residential development. There are areas zoned for scenic parks and small commercial developments here also. The immediate area surrounding the subject is being built-up with single family residences similar to that proposed for the subject property.

     Immediately south of the subject, across Old Grove Road (Temple
     Heights Drive), is currently existing detached single family residential developments within the master planned community of Rancho Del Oro. This 2,000-acre master-planned community is to have some 4,400 residential units, three town centers (retail) and 780 acres of industrial land. The community is expected to be built out in the year 2005. As part of this development is an elementary school and park, both located to the west of the subject.

     Developments within the immediate area that are not a part of Rancho
     Del Oro include the larger tract (Encore) of which the subject is a part and the previous subject owner/developer's three-to five-year-old development, Bella Collina. Immediately south of the subject is a 111-lot tract currently owned by Oceanside Development, Inc. It is proposed to be developed by Brehm Communities with five types of residences ranging in size from 1,821 sf to 2,847 sf. Further north, across Mesa Drive, is the recently sold-out development of Centex Homes, Northview. It was developed on lots acquired from the RTC which were previously owned by Friedman Homes.

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HIGHEST AND BEST USE (CONT.):

     Commercial development serving these homes are located along Oceanside Boulevard and College Boulevard. Found here are two neighborhood shopping centers, one with a major grocery tenant. Similar centers have been constructed on the two sites at the westerly corners of Mission Avenue and College Boulevard. One is anchored by Wal-Mart. A small site located to the immediate northwest of the subject is zoned for commercial use, but is currently vacant.

     The large and sprawling Gaujome County Regional Park is located northeast of the subject, across North Santa Fe Avenue.

     COMPETITION

     According to a competitive audit of the Coastal North sub-market of San Diego County as prepared by the Meyers Group for the first quarter of 1997, there are a total of 14 active tracts that are offering detached residences for sale in the city of Oceanside. These 14 tracts had a total project size of 1,469 units, with an average size of 105 units. As of March 1997, they had released a total of 1,223 units. Thus, 246 units were proposed. Since the fourth quarter of 1993, the number of projects and number of units released have decreased by 51% and 36%.

     VALUE TRENDS

     According to the Meyers Group, the weighted average price for detached residences for the entire Oceanside sub-market for the first quarter of 1997 is $214,006 for a 2,213 sf residence. This weighted average is some $2,654 higher than the average reported for the fourth quarter of 1993 for a similar sized residence.

     Also according to Meyers, the base price for the Encore tract has gone down zero to $10,000 per plan between November 1993 and March 1997, representing decreases of zero to about 5%.

     SUPPLY AND DEMAND

     According to the Meyers Group, there were a total of 161 sales during the second quarter of 1997 for the Oceanside submarket. This total reflects an average sales rate of about 2.32 units per month.

     Encore has been selling at an overall rate of 2.02 units per month.
     For the first quarter of 1997, it sold at a rate of 2.12 units per month.

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HIGHEST AND BEST USE (CONT.):

     HIGHEST AND BEST USE - "AS VACANT"

     Considering the subject's site size, topography, zoning and the fact that sale prices of residences contribute to the value of the underlying land, we conclude that the 23 subject lots are best be utilized for medium density residential development.

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                                    VALUATION

APPROACH TO VALUE:

     Our valuation task in this analysis is to establish the "as is" market value of the 23 subject lots. Eight of the 23 are finished lots and the other 15 are essentially finished, only requiring sidewalks and driveway aprons/ approaches. However, there are additional costs required for the 23 lots as they exist within the context of the larger tract. The bulk of these costs are for the large, open space slopes and for the southerly extension of Avenida De La Plata. In our analysis, therefore, we will value the 23 lots as finished land and then subtract all remaining costs within a residual analysis.

     Our analysis of the market value of the 23 lots will consider the Market Data or Sales Comparison Approach. Because the data we uncovered includes land in the various stages of the site development and entitlement process, however, we are also considering a land residual analysis. This analysis provides a value of a property at a current point in time by first estimating its total cost or value indication when finished and then subtracting all costs required to develop to its finished state, which can be either finished land or finished product (i.e. house).

     The residual land analysis that utilizes a finished product value considers the proposed plans for the subject, which includes four homes ranging in size from 1,768 sf to 2,440 sf, with a weighted average of 2,146 sf. The proposed homes will be compared with the most current phase, Phase 7, of Encore. These homes are currently under construction and are expected to be finished in mid-June 1997. The Aggregate Retail Value of the proposed residences have been estimated by utilizing the Market Data or Sales Comparison Approach.

     All market data items have been verified by one or more sources considered to be reliable, including parties in the transaction, brokers familiar with the transaction, COMPS, Inc., or other market data reporting sources, and/or by full value documentary stamps on deeds followed by the County Assessor's re-evaluation in the public records.

     NON-ECONOMIC VALUE

     The subject parcel does not appear to have any intrinsic, natural, cultural or scientific value, based upon our inspection and investigation, and in the course of our analysis we have not been made aware by any government agency or professional group of the potential for such value.

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                                                           OCEANSIDE, CALIFORNIA


MARKET DATA APPROACH - LAND:

     Our opinion of finished land value is resultant from a search for and an analysis of the residential land sales that occurred within the city of Oceanside and its surrounding areas.

     As a result of our search, three comparables were found that can be applied in our analysis of the subject property. They sold between January of 1995 and April of 1997, with no more pertinent transactions known to us. They sold at unit prices of $21,384 to $58,400 per lot. However, these prices reflect land in the various stages of the site development and entitlement process. The three reported finish lot costs of $46,384 per lot to $58,400 per lot, including school fees.

     The three comparables are summarized in chart form (Table I) and presented toward the rear of this section. A map that geographically locates each comparable in relation to the subject is also presented. Finally, each sale is described in detail within a market data sheet.

     Each sale is further discussed as follows:

     COMPARABLE NOS. 1A, 1B, AND 1C represent separate transactions within a takedown whereby the sale price of the lots was established in August of 1996. The three properties are located within a gate-guarded community known as Ocean Hills At Leisure Village in Oceanside. This area is considered slightly superior to the subject area. The three sales occurred between August 1996 and April of 1997. They are zoned for medium to high-density residential development and were reported to have average lot sizes of 4,500 sf. A total of 70 lots sold in these transactions at prices that average $57,361 per lot. They sold as finished lots. About half of these lots have views considered similar to the subject property. Considering their smaller average lot size, these comparables are considered inferior to the subject.

     COMPARABLE NO. 2 is a 215-lot subdivision that is located adjacent to the Castle Creek Country Club, within unincorporated county territory, east of the 15 Freeway. This property sold as essentially vacant land with all offsites available to the site. These lots have since been finished and are currently being improved with a detached single family residential development on lots having an average

                                       38
                                                           BOZNANSKI & COMPANY

                                                           ENCORE - PORTION
                                                           OCEANSIDE, CALIFORNIA

MARKET DATA APPROACH - LAND (CONT.):

     size of about 5,000 sf. Less than half these lots have frontage along the golf course. This property sold in July of 1995 at an all cash price of $6,143,000 or $28,572 per lot. The finished lot cost was reported between $56,500 to $57,000 per lot, not including a $4,000 per lot assessment for sewers. The finished lot cost does include school fees.

     COMPARABLE NO. 3 consists of a 159-lot subdivision located along the north side of Via Rancho Road, northwest of Mesa Drive, in close proximity to the subject property. This essentially level site sold as essentially vacant land with perimeter offsite improvements in place. These 159 lots have an average area of 4,383 sf, and a minimum lot size of 2,500 sf. It sold in January of 1995 at a total price of $3,400,000 or $21,384 per lot. Its finished lot cost was reported at $46,384 per lot. School fees for this project have been waived.

     Our analysis also considers the purported offer to purchase the 111-lot tract (Symphony) from Oceanside Development, Inc., by Beazer Homes at a finished lot cost of $67,500 per lot, less all costs required to complete the lots as finished and graded. Considering Symphony's superior views and larger lot sizes, a downward adjustment toward the subject is required.

     Therefore, we conclude that the subject's finished land value indication is $55,000+/- PER LOT, including school fees.

RESIDUAL LAND ANALYSIS:

     GENERAL

     Our residual land analysis will include two separate scenarios. The first will utilize a finished land value estimate and the second will utilize a finished product (land plus home plus site improvements) as a basis from which to back out all necessary costs to arrive at these finished values. Each scenario is further discussed as follows.

     SCENARIO 1

     As previously determined, our finished land value estimate for the 23 subject lots, as of March 31, 1997, is $55,000 per lot or $1,265,000.

                                       39
                                                           BOZNANSKI & COMPANY

                                                           ENCORE - PORTION
                                                           OCEANSIDE, CALIFORNIA

RESIDUAL LAND ANALYSIS (CONT.):

     The costs required to bring the 23 subject lots to a finished land status is based on a Job Cost Report provided us as prepared by the proposed builder, Brehm Communities. These costs were prepared as of March 31, 1997. (A summary of these costs is presented toward the rear of this section.)

     Brehm's remaining site development costs, which are net of incurred costs, are summarized as follows:

                CATEGORY                    Total        Per Lot
          --------------------           ---------      --------
          Indirect Costs                 $  63,796      $  2,774
                (w/school fees)

          Direct Costs                   $391,789       $17,034
                                         --------       -------
          Subtotal                       $455,585       $19,808

     In addition to indirect and direct costs, the residual analysis considers the owner/ developer's profit. Based on the previous owner/developer's April 1993 profit estimate for Symphony, at 12.8%, and interviews with other owner/developers in the area, we will consider a profit of 12.5%.

     Thus, the subject's land value, as of March 31, 1997, as determined by the Residual Method, is calculated as follows:

                                                 Total       Per Lot       %
                                              ----------     -------     ------
          Finished Land Value                 $1,265,000     $55,000     100.0%

          Site Development Costs

               Indirect                          (63,796 )    (2,774)      5.04%

               Direct                           (391,789)    (17,034)     30.97%

          Developer's Profit (12.5%)            (158,125)     (6,875)     12.50%
                                              ----------     -------     ------

          Residual Land Value Indication     $   651,290     $28,317      51.49%

                                       40
                                                           BOZNANSKI & COMPANY

                                                           ENCORE - PORTION
                                                           OCEANSIDE, CALIFORNIA

RESIDUAL LAND ANALYSIS (CONT.):

     Therefore, the value indication as determined in Scenario 1 (finished land to "as is" land as of March 31, 1997) is estimated at $28,317+/- per lot or $651,290.

     SCENARIO 2

     This, the second land residual analysis, will establish an aggregate retail value of the 23 residences as if they were built as of March 1997, based on the developer's proposed product type and mix. For the subject 23 lots within Phases 8 and 9, Brehm is planning on developing detached residences ranging in size from 1,768 sf to 2,440 sf, with a weighted average of 2,146 sf. Similar to the preceding residual analysis, we will utilize a non-discounted, aggregate retail value, assuming no change in time within a static model.

     Our opinion of value of the proposed 23 detached residences is resultant from an analysis of the most recent sales within the larger tract of which the subject is a part. Thus, we will analyze the 13 pending sales in Phase 7 of Encore. The 15 homes within this phase will be complete in mid-June 1997.

     At the end of this section is a summary (Table II) of the 13 pending sales within Phase 7 of Encore. Also found here is a market data map that geographically relates each comparable to the subject. Finally, each pending sale is described in detail within its own market data sheet.

     COMPARABLE NO. 1 is the only Plan 1 sale in Phase 7. It sold at a net (net of incentives) price of $161,900 or $91.57 psf. This property has a mid-block location and no view.

     As reported by The Meyers Group, the base list price for Phase 7, released in October 12, 1996, was reported at $166,900.

     COMPARABLE NOS. 2 AND 3, at $167,750 ($86.29 psf) and $179,900 ($92.54
     psf), provide value indications for Plan 2. The difference in price, at $12,150, is attributed to a larger lot size and elevated view above Mesa Drive.

     A base list price of $174,900 was reported by Meyers for Phase 7.

                                       41
                                                           BOZNANSKI & COMPANY

                                                           ENCORE - PORTION
                                                           OCEANSIDE, CALIFORNIA

RESIDUAL LAND ANALYSIS (CONT.):

     COMPARABLE NOS. 4 THROUGH 8 provide value indications for Plan 3.
     These sales revealed net prices of $183,400 or $80.30 psf to $191,900 or $84.02 psf, with an average of $187,800 or $82.22 psf. However, the lowest price paid is for a lot with interior corner exposure. Thus, four of the five are between $185,900 and $191,900. Premiums up to $6,000 were achieved by larger, cul-de-sac lots.

     Meyers reported a base list price of $189,900 for Phase 7.

     COMPARABLE NOS. 9 THROUGH 13 provide value indications for Plan 4.
     These five properties sold at net prices of $192,275 to $202,900, with an average of $197,175 or $80.81 psf. The highest price paid is for an 11,160 sf lot with an elevated view above Mesa Drive.

     A base list price of $199,900 was reported for Phase 7 by Meyers.

     NET RETAIL PRICE CONCLUSION - PER PLAN

     Therefore, we conclude the following net base prices for the proposed plans for the subject property.

                           --------------------------
                            Plan         Base Price
                           --------------------------
                              1           $162,000
                              2.          $168,000
                              3           $183,000
                              4           $193,000
                           --------------------------


     LOT PREMIUMS

     Additional costs in the purchase of a new home include lot premiums. Developers typically charge premiums based on a site's size, view and location.

     The previous developer, The VED Corporation, had estimated lot premiums for Phase 7 in the range of negative $4,000 to a positive of $13,000. Negative premiums were applied to those lots with rear slopes that rises upward. Lots with

                                       42
                                                           BOZNANSKI & COMPANY

                                                        ENCORE-PORTION
                                                        OCEANSIDE, CALIFORNIA


RESIDUAL LAND ANALYSIS (CONT.):

    larger sizes and elevated views above Mesa Drive were estimated to have higher premiums. For the most part, these assumptions held true. However, the lowest price for Plan 3, at $183,400, was a level, corner lot (Lot 19). Also, the actual premiums were about $2,500 to $5,000 less than the 1993 estimates.

    The premiums are summarized as follows:

                                   PHASE 7 - ENCORE

                                    '93 VED
                   Lot   Net Price  Estimate         Actual
                  ----   ---------  --------     ---------------

         Plan 2      8   $167,750   ( 3,000)     Base
                    17   $179,900   +15,000      +12,150 over Lot 8

         Plan 3      9   $185,900   ( 3,000)     +2,500 over Lot 19
                    16   $188,900   + 8,000      +5,500 over Lot 19
                    18   $191,900   +13,000      +8,500 over Lot 19
                    19   $183,400   + 1,000      Base
                    21   $188,900     -0-        +5,500 over Lot 19

         Plan 4     10   $195,900   ( 2,000)     +  3,625 over Lot 10
                    11   $192,275   ( 3,000)     Base
                    13   $193,900   + 2,000      +  1,625 over Lot 10
                    14   $200,900   + 5,000      +  8,625 over Lot 10
                    15   $202,900   +13,000      +10,625 over Lot 10

    Previous and current lot premium estimates for Phase 8 are as follows:

                 Net Lot                    '93 VED    Current
        Lot     Size (sf)   Slope   View   Estimate    Estimate
        ---     ---------   -----   ----   --------    --------

         25      6,980       Down    No        -0-       -0-
         26      6,250       Down    No     ( 1,000)     -0-
         27      6,130       Down    No     ( 2,000)     -0-
         28      6,080       Down    No     ( 2,000)     -0-
         29      6,860       Down    No        -0-       -0-
         30      7,940       Down    No     + 4,000    + 2,000
         31      9,670       No      No     + 8,000    + 4,000
         32      9,890       No      No     + 9,000    + 4,500
         33     10,160       No      No     +11,000    + 5,000

                                                        ENCORE-PORTION
                                                        OCEANSIDE, CALIFORNIA

RESIDUAL LAND ANALYSIS (CONT.):


                  Net Lot                    '93 VED   Current
         Lot     Size (sf)   Slope    View   Estimat   Estimate
         ---     ---------   -----    ----   -------   --------

         34       8,740       Up       No    + 8,000   + 4,000
         35       8,490       Up       No    + 6,000   + 4,000
         36       7,910       Up       No    + 4,000   + 2,000
         37       6,650       Up       No    ( 1,000)    -0-
         38       5,640       Up       No    ( 1,000)    -0-
         39       5,760       Up       No       -0-      -0-
                                             --------  --------
                                  Subtotal    +43,000   +25,000


    We also estimate premiums for the eight lots in Phase 9 as follows:


                Gross Lot                    '93 VED   Current
         Lot    Size (sf)   Slope    View   Estimate   Estimate
         ---    ---------   -----    ----   --------   ---------

         39      10,952     Down     Yes       N/A     + 5,000
         44      13,684     Down     Yes       N/A     + 5,000
         45      10,513     Up       No        N/A     + 5,000
         46      10,341     Up       No        N/A     + 5,000
         47      10,232     Up       No        N/A     + 5,000
         48      11,202     Up       No        N/A     + 5,000
         49      11,287     Up       No        N/A     + 5,000
         50      11,433     Up       No        N/A     + 5,000
                                            ---------  --------
                                        Subtotal N/A   +40,000


    Therefore, we conclude an average lot premium of $2,826 per lot for the 23 subject lots.

    OPTIONS

    The final cost element that goes into the purchase of a home includes interior upgrades, floor plan options and exterior options (i.e. decks). Upgrades are not considered in our analysis, however, because they are not considered in the original construction budget. Also, the improvements would not be complete if the lender were to take possession of the project.

                                                        ENCORE-PORTION
                                                        OCEANSIDE, CALIFORNIA


RESIDUAL LAND ANALYSIS (CONT.):

    CONCLUSION - AGGREGATE RETAIL VALUE

    Utilizing the above conclusions, the Aggregate Retail Value or Gross Receipts of the 23-lot subject development, as proposed to be constructed, is as follows:


                  LIVING       TOTAL      BASE       TOTAL
         PLAN    AREA (SF)      MIX       PRICE     PER PLAN
        -----  -----------     ------   ---------  ----------

          1       1,768          4      $162,000   $  648,000
          2       1,944          6      $168,000   $1,008,000
          3       2,284          7      $183,000   $1,281,000
          4       2,440          6      $193,000   $1,158,000

        -----------------------------------------------------
         Total                                     $4,095,000
         Add Lot Premiums                           $  65,000
                                                   ----------
         Overall Value                             $4,160,000
            Per Unit Average                       $  180,870



    Subtracted from the total revenue or aggregate retail value are such development costs as: direct construction, indirect construction, general and administrative, loan fees, interest, marketing and models, closing costs and customer service. Developer's profit, estimated at 12.5%, is also subtracted to give an "as is" land value indication from this residual analysis.

    The costs utilized are as obtained from the Job Cost Report provided us as prepared by Brehm Communities as of March 31, 1997. (Excerpts are contained toward the rear of this section.)

    For the entire project, the total remaining cost, exclusive of Phase
    7's construction building cost, is $3,423,155 or $148,823 per unit. This figure is compared to the per phase costs reported for Phases 8 and 9, which include the subject. The total remaining cost for these two phases was reported at $2,788,718 or $121,249 per unit. Because the higher cost includes lots/units that are not part of the subject, our analysis will utilize the lower figure, at $2,788,718. (Brehm only provided us a partial breakdown of the figure to be utilized by us. Those costs not reported will be lumped together as "other".)

                                                        ENCORE-PORTION
                                                        OCEANSIDE, CALIFORNIA


RESIDUAL LAND ANALYSIS (CONT.):



    The "as is" land value is estimated as follows:


                                        Per Unit     Overall           %
                                        --------    ----------     --------
    Revenue
         Base Retail Value              $178,043    $4,095,000       98.44%
         Lot Premiums                   $  2,826    $   65,000        1.56%
                                        --------    ----------     --------
         Total Revenue                  $180,870    $4,160,000      100.00%

    Site and Building Development Costs

         Offsite - Indirect             $  9,544    $  219,515        5.28%
         Construction - Building Site   $  1,244    $   28,605        0.69%
         Construction Buildings         $ 93,892    $2,159,521       51.91%
         Marketing                      $  6,277    $  144,361        3.47%
         Other                          $ 10,292    $  236,716        5.69%
                                       ---------    ----------      -------

         Total Development Costs       ( 121,249)  ( 2,788,718)      67.04%

    Profit (12.5%)                     (  22,609)  (   520,000)      20.46%
                                       ----------  ------------     -------

    Residual Land Value Indication      $ 37,012    $  851,282       20.46%


    Therefore, the value indication as determined in Scenario 2 (finished product to "as is" land as of March 31, 1997) is estimated at $37,012 per lot or $851,282.

CORRELATION AND CONCLUSION:

    The two valuation techniques utilized in this report are summarized as follows:


              Value Approach                   Value Indication
             ----------------                 ------------------

         Market Approach    - "As Is"               N/A
         Residual Analysis
                Scenario 1                       $651,000
                Scenario 2                       $851,000

                                                        ENCORE-PORTION
                                                        OCEANSIDE, CALIFORNIA


CORRELATION AND CONCLUSION (CONT.):

    Because Scenario 1 includes a $17,034 per lot direct offsite cost, which is not implied in the costs provided us for Phases 8 and 9, most weight is given to Scenario 2. (The "other" category, which includes direct offsite costs, is at $10,292 per lot.) The $17,034 per lot cost includes slope landscaping, which we assume will be completed at project's end.

    BASED ON THE INVESTIGATION AND ANALYSIS OUTLINED IN THE ACCOMPANYING REPORT, AND SUBJECT TO THE CERTIFICATION AND CONTINGENT AND LIMITING CONDITIONS ATTACHED TO THIS REPORT, WE CONCLUDE THAT THE "AS IS" MARKET VALUE OF THE FEE SIMPLE INTEREST IN THE 23 SUBJECT LOTS, REPRESENTING PHASE 8 AND 9 OF ENCORE, LOCATED IN OCEANSIDE, CALIFORNIA, AS OF MARCH 31, 1997,
    IS:

                                    $850,000

                       EIGHT HUNDRED FIFTY THOUSAND DOLLARS

    Any significant changes to the site size or configuration, to the improvements in size or quality, or any other material information supplied to us in this analysis, as further identified herein, could affect our valuation conclusion and would require a re-evaluation of our analysis.

    We retain a copy of this report, together with worksheets, documents and other data upon which our conclusions and opinion of value are based.

    We certify that we have no past, present or contemplated future interest in this property and that we have acted in accordance with accepted ethics and standards in our profession.

                            ENCORE PREMIUMS UNIT 1

----------------------------------------------------------------------------------------------------------------------------
             NET           LOT          CUL-      SOUTH         NORTH                                  TOTAL        ROUNDED
LOT        LOT SIZE      PREMIUM       DE-SAC    EXPOSURE      EXPOSURE        SLOPE         VIEW     PREMIUMS        OFF
----------------------------------------------------------------------------------------------------------------------------
  1           6,990       $2,985                   $2,000                     ($7,500)                 ($2,515)     ($3,000)
----------------------------------------------------------------------------------------------------------------------------
  2           7,340       $3,510                   $2,000                     ($7,500)                 ($1,990)     ($2,000)
----------------------------------------------------------------------------------------------------------------------------
  3           7,060       $3,090                   $2,000                     ($7,500)                 ($2,410)     ($2,000)
----------------------------------------------------------------------------------------------------------------------------
  4           6,460       $2,190                   $2,000                     ($7,500)                 ($3,310)     ($3,000)
----------------------------------------------------------------------------------------------------------------------------
 *5           6,370       $2,055                   $2,000                     ($7,500)                 ($3,445)     ($3,000)
----------------------------------------------------------------------------------------------------------------------------
  6           6,390       $2,085                   $2,000                     ($7,500)                 ($3,415)     ($3,000)
----------------------------------------------------------------------------------------------------------------------------
  7           6,330       $1,995                   $2,000                     ($7,500)                 ($3,505)     ($4,000)
----------------------------------------------------------------------------------------------------------------------------
 *8           6,680       $2,520                   $2,000                     ($7,500)                 ($2,980)     ($3,000)
----------------------------------------------------------------------------------------------------------------------------
  9           6,760       $2,640                   $2,000                     ($7,500)                 ($2,860)     ($3,000)
----------------------------------------------------------------------------------------------------------------------------
 10           7,120       $3,180                   $2,000                     ($7,500)                 ($2,320)     ($2,000)
----------------------------------------------------------------------------------------------------------------------------
*11           6,910       $2,865                                              ($5,000)                 ($2,135)     ($2,000)
----------------------------------------------------------------------------------------------------------------------------
 12           6,280       $1,920       $1,000                                 ($4,000)                 ($1,080)     ($1,000)
----------------------------------------------------------------------------------------------------------------------------
 13           6,980       $2,970       $2,000                                 ($3,000)                   $1,970       $2,000
----------------------------------------------------------------------------------------------------------------------------
*14           7,520       $3,780       $3,000                                 ($2,000)                   $4,780       $5,000
----------------------------------------------------------------------------------------------------------------------------
*15          11,160       $9,240       $4,000                                                           $13,240      $13,000
----------------------------------------------------------------------------------------------------------------------------
 16           8,090       $4,635       $5,000                  ($2,000)                                  $7,635       $8,000
----------------------------------------------------------------------------------------------------------------------------
*17          10,430       $8,145       $4,000                  ($2,000)                     $5,000      $15,145      $15,000
----------------------------------------------------------------------------------------------------------------------------
*18           8,060       $4,590       $3,000                                               $5,000      $12,590      $13,000
----------------------------------------------------------------------------------------------------------------------------
 19           6,890       $2,835                               ($2,000)                                    $835       $1,000
----------------------------------------------------------------------------------------------------------------------------
*20           7,320       $3,480                               ($2,000)                                  $1,480       $1,000
----------------------------------------------------------------------------------------------------------------------------
*21           6,510       $2,265                               ($2,000)                                    $265           $0
----------------------------------------------------------------------------------------------------------------------------
 22           6,960       $2,940                                              ($1,000)                   $1,940       $2,000
----------------------------------------------------------------------------------------------------------------------------
 23           7,670       $4,005                                              ($1,500)                   $2,505       $3,000
----------------------------------------------------------------------------------------------------------------------------
 24           9,600       $6,900                               ($2,000)       ($1,000)                   $3,900       $4,000
----------------------------------------------------------------------------------------------------------------------------
 25           6,980       $2,970                               ($2,000)       ($1,000)                                    $0
----------------------------------------------------------------------------------------------------------------------------
 26           6,250       $1,875                               ($2,000)       ($1,000)                 ($1,125)     ($1,000)
----------------------------------------------------------------------------------------------------------------------------
 27           6,130       $1,695                               ($2,000)       ($2,000)                 ($2,305)     ($2,000)
----------------------------------------------------------------------------------------------------------------------------
 28           6,080       $1,620                               ($2,000)       ($2,000)                 ($2,380)     ($2,000)
----------------------------------------------------------------------------------------------------------------------------
 29           6,860       $2,790                               ($2,000)       ($1,000)                   ($210)           $0
----------------------------------------------------------------------------------------------------------------------------
 30           7,940       $4,410       $2,000                  ($2,000)         ($500)                   $3,910       $4,000
----------------------------------------------------------------------------------------------------------------------------
 31           9,670       $7,005       $3,000                  ($2,000)                                  $8,005       $8,000
----------------------------------------------------------------------------------------------------------------------------
 32           9,890       $7,335       $4,000                  ($2,000)                                  $9,335       $9,000
----------------------------------------------------------------------------------------------------------------------------
 33          10,160       $7,740       $5,000                  ($2,000)                                 $10,740      $11,000
----------------------------------------------------------------------------------------------------------------------------
 34           8,740       $5,610       $5,000      $2,000                     ($5,000)                   $7,610       $8,000
----------------------------------------------------------------------------------------------------------------------------
 35           8,490       $5,235       $4,000      $2,000                     ($5,000)                   $6,235       $6,000
----------------------------------------------------------------------------------------------------------------------------
 36           7,910       $4,365       $3,000      $2,000                     ($5,000)                   $4,365       $4,000
----------------------------------------------------------------------------------------------------------------------------
 37           6,650       $2,475                   $2,000                     ($5,000)                   ($525)     ($1,000)
----------------------------------------------------------------------------------------------------------------------------
 38           5,640         $960                   $2,000                     ($4,000)                 ($1,040)     ($1,000)
----------------------------------------------------------------------------------------------------------------------------
 39           5,760       $1,140                   $2,000                     ($3,000)                     $140           $0
----------------------------------------------------------------------------------------------------------------------------
 40           6,020       $1,530                   $2,000                     ($1,000)                   $2,530       $3,000
----------------------------------------------------------------------------------------------------------------------------
 41           8,580       $5,370                               ($2,000)                    $10,000      $13,370      $13,000
----------------------------------------------------------------------------------------------------------------------------
*42           6,840       $2,760                               ($2,000)                    $11,000      $11,760      $12,000
----------------------------------------------------------------------------------------------------------------------------
 43           7,930       $4,395                               ($2,000)                    $12,000      $14,395      $14,000
----------------------------------------------------------------------------------------------------------------------------
 44           8,630       $5,445                               ($2,000)                    $13,000      $16,445      $16,000
----------------------------------------------------------------------------------------------------------------------------
*45           7,720       $4,080                               ($2,000)                    $14,000      $16,080      $16,000
----------------------------------------------------------------------------------------------------------------------------
TOTAL   $336,750.00     $167,625      $48,000     $34,000     ($40,000)     ($128,000)     $70,000     $151,665     $153,000
----------------------------------------------------------------------------------------------------------------------------
AVG.          7,483       $3,725       $1,067        $756         (889)       ($2,844)      $1,556       $3,370       $3,400
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
TOTAL $1,005,220.00  $480,330.00  $120,500.00  $66,000.00  ($98,000.00)  ($290,000.00)  $97,500.00  $376,360.00  $378,000.00
----------------------------------------------------------------------------------------------------------------------------
AVG.          7,337        3,506          880         482         (715)        (2,117)         712        2,747        2,759
----------------------------------------------------------------------------------------------------------------------------


                                   TABLE I
                              MARKET DATA SUMMARY
                            RESIDENTIAL LAND SALES
                            OCEANSIDE, CALIFORNIA
                            ---------------------

                                                                                                SALES PRICE
                                   SALE              LOT              SITE        NO.     ----------------------     FINISHED LOT
NO.           LOCATION             DATE     ZONE   SIZE (SF)       AREA (ACS.)   LOTS       TOTAL       PER LOT       COST (EST.)
--   -------------------------    ------    ----  ------------     -----------   ----     ----------    --------     ------------
1a   Demeter Way, Dassia Way      4/2/97    RMA   4,500 (avg.)        2.066        20     $1,144,500     $57,225       $57,225
     Oceanside

1b   Demeter Way, Dassia Way      9/6/96    RMA   4,500 (avg.)        4.442        43     $2,462,000     $57,226       $57,226
     Oceanside

1c   Malea Way                    8/30/96   RMA   4,500 (avg.)        0.723         7     $  408,800     $58,400       $58,400
     Oceanside

2    Circle "R" Court, south of   7/14/95   A7O   5,000              24.679       215     $6,143,000     $28,572       $56,000-
     Circle "R" Drive                                                                                                  $57,000
     Vista  (uninc.)

3    N/S Via Rancho Road          1/17/95   RMB   4,383 (avg.)    17.52 (Gr.)     159     $3,400,000     $21,384       $46,384
     NW/O Mesa Drive                                              16.00 (Nt.)
     Oceanside

                                                 Prepared by:

                                                 BOZNANSKI  AND COMPANY
                                                 June 15, 1997

                                   TABLE II
                               MARKET DATA SUMMARY
                                PHASE 7 - ENCORE
                             OCEANSIDE, CALIFORNIA
                             ---------------------

                                                                                                        NET PRICE
                                                   NET LOT       STREET                             ------------------
NO.   OCEANSIDE ADDRESS         PLAN  SIZE (SF)   SIZE (SF)    ORIENTATION      SLOPE       VIEW     TOTAL      PER SF
--   ---------------------      ----  ---------   ---------    -----------     -------       --     --------    ------
1    4819 Terracina Street       1     1,768       6,280        Mid-block      Rear-Up       No     $161,900    $91.57

2    4845 Terracina Street       2     1,944       6,680        Mid-block      Rear-Up       No     $167,750    $86.29

3    4808 Terracina Street       2     1,944      10,430        Cul-de-sac     Rear-Down     Yes    $179,900    $92.54

4    4839 Terracina Street       3     2,284       6,760        Mid-block      Rear-Up       No     $185,900    $81.39

5    4802 Terracina Street       3     2,284       8,090        Cul-de-sac     Rear-Down     Yes    $188,900    $82.71

6    4814 Terracina Street       3     2,284       8,060        Cul-de-sac     No            No     $191,900    $84.02

7    4838 Terracina Street       3     2,284       6,890        Corner         No            No     $183,400    $80.30

8    4850 Terracina Street       3     2,284       6,510        Corner         No            No     $188,900    $82.71

9    4833 Terracina Street       4     2,440       7,120        Corner         Rear-Up       No     $195,900    $80.29

10   4825 Terracina Street       4     2,440       6,910        Corner         Rear-Up       No     $192,275    $78.80

11   4813 Terracina Street       4     2,440       6,980        Mid-block      Rear-Up       No     $193,900    $79.47

12   4807 Terracina Street       4     2,440       7,520        Cul-de-sac     Rear-Up       No     $200,900    $82.34

13   4801 Terracina Street       4     2,440      11,160        Cul-de-sac     Rear-Down     Yes    $202,900    $83.16


                                                 Prepared by:

                                                 BOZNANSKI  AND COMPANY
                                                 June 15, 1997

                                                 LAND
                                                 MARKET DATA NO. 1a

     LOCATION:                      Demeter Way and Dassia Way, Oceanside

     LEGAL: Lots 27 through 34, 62 and 63, Leisure Village Oceanside Unit No. 6, Map No. 12405; Lots 23 through 27, 57 through 61, Leisure Village Oceanside Unit 8B, Map No.12630

     SELLER:                        Acacia Credit Fund 5-A LLC

     BUYER:                         M. J. Brock & Sons, Inc.

     ZONE:                          RMA; City of Oceanside

     PRESENT USE:                   Unknown

     LAND:                          Shape:   Irregular
                                    Area:    2.066 acres; 90,000 sf (nt.)
                                    Topo:    Flat and level

     ASSESSOR'S DATA:               A. P. Nos:    169-501-23 through 31
                                                  169-540-08, 09, 27 through 34

     RECORDED:                      4/2/97; Document No. 151091

     SALES PRICE:                   $1,144,500; $57,225 per lot

     TERMS:                         All cash sale

     CONFIRMED:                     Sean Dyer - Buyer; COMPS, Inc.; Public
                                    Records

     IMPROVEMENTS:                  The 20 lots that make up this transaction
                                    sold as finished land.

                                                 LAND
                                                 MARKET DATA NO. 1a (CONT.)

     REMARKS: This property is located within a gate-guarded community known as Oceanhills at Leisure Village. Access through the gates to view the property was not permitted.

                                    This transaction is part of a larger
                                    takedown; the buyer has already acquired 50 lots in two previous transactions (see Sales 1b and 1c). The price was established in August 1996.

                                    The average lots size is 4,500 sf.

                                                 LAND
                                                 MARKET DATA NO. 1b

     LOCATION:                      Demeter Way and Dassia Way, Oceanside

     LEGAL: Lots 11 through 26, 65 through 69, Leisure Village Oceanside Unit No. 6; Lots 1 through 16, 68 through 73, Leisure Village Oceanside Unit 8B, Map No. 12630.

     SELLER:                        Acacia Credit Fund 5-A LLC

     BUYER:                         M. J. Brock & Sons, Inc.

     ZONE:                          RMA; City of Oceanside

     PRESENT USE:                   Unknown

     LAND:                          Shape:    Irregular
                                    Area:     4.442 acres; 193,500 sf (Nt.)
                                    Topo:     Flat and level

     ASSESSOR'S DATA:               A. P. Nos:   169-501-1 through 16
                                                 169-501-38 through 43
                                                 169-540-11 through 26
                                                 169-541-11 through 15

     RECORDED:                      9/6/96; Document No. 453089

     SALES PRICE:                   $2,462,000; $57,226 per lot

     TERMS:                         All cash sale

     CONFIRMED:                     Sean Dyer - Buyer; COMPS, Inc.;
                                    Public Records

     IMPROVEMENTS:                  The 43 lots that make up this transaction
                                    sold as finished land.

                                                 LAND
                                                 MARKET DATA NO. 1b (CONT.)

     REMARKS: This property is located within a gate-guarded community known as Oceanhills at Leisure Village. Access through the gates to view the property was not permitted.

                                    This transaction is part of a larger
                                    takedown; the buyer has already acquired 50 lots in two previous transactions (see Sales 1a and 1c). The price was established in August 1996.

                                    The average lots size is 4,500 sf.

                                                   LAND
                                                   MARKET DATA NO. 1c


     LOCATION:           Malea Way, Oceanside

     LEGAL: Lots 61 through 64, 66, 67 and 68, Leisure Village Oceanside Unit No. 8A; Map 12494

     SELLER:             Acacia Credit Fund 5-A LLC

     BUYER:              M. J. Brock & Sons, Inc.

     ZONE:               RMA; City of Oceanside

     PRESENT USE:        Unknown

     LAND:               Shape: Irregular
                         Area:  0.723 acres; 31,500 sf (Nt.)
                         Topo:  Flat and level

     ASSESSOR'S DATA:    A. P. Nos: 169-550-61 through 64
                                    169-550-66, 67, 68

     RECORDED:           8/30/96; Document No. 443312

     SALES PRICE:        $408,800; $58,400 per lot

     TERMS:              All cash sale

     CONFIRMED:          Sean Dyer - Buyer; COMPS, Inc.; Public Records

     IMPROVEMENTS:       The 7 lots that make up this transaction sold as
                         finished land.

                                                   LAND
                                                   MARKET DATA NO. 1c (CONT.)

     REMARKS: This property is located within a gate-guarded community known as Oceanhills at Leisure Village. Access through the gates to view the property was not permitted.

                         This transaction is part of a larger takedown; the buyer has already acquired 50 lots in two previous transactions (see Sales 1a and 1b). The price was established in August 1996.

                         The average lots size is 4,500 sf.

                                                   LAND
                                                   MARKET DATA NO. 2

     LOCATION:           Circle "R" Court, south of Circle "R" Drive, Vista
                         (unincorporated)

     LEGAL: Lots 1 - 82, Map 13245, County of San Diego, Tract 4754; Lots 164 - 208, Map 13250, County of San Diego, Tract 4754; Lots 98 - 107, Map 13246, County of San Diego, Tract 4754; Lots 109 - 156, Map 13249, County of San Diego, Tract 4754

     SELLER:             Circle Creek Partners

     BUYER:              Shannon/Dosson LLC

     ZONE:               A70; San Diego County

     PRESENT USE:        Under construction

     LAND:               Shape: Irregular
                         Area:  83.090 acres; 3,619,400 sf (Gr.)
                                24.679 acres; 1,075,000 sf (Nt.)
                         Topo:  Flat and level

     ASSESSOR'S DATA:    A. P. Nos.: 172-290-01 through 23
                                     172-290-33 through 42
                                     172-290-44 through 69
                                     172-291-01 through 59
                                     172-292-01 through 48
                                     172-293-01 through 19

     RECORDED:           7/14/95; Document Nos. 300868, 300867

     SALES PRICE:        $6,143,000; $28,572 per lot

     TERMS:              All cash sale

     CONFIRMED:          Mark Atherton - Buyer; COMPS, Inc.; Public Records

                                                   LAND
                                                   MARKET DATA NO. 2 (CONT.)

     IMPROVEMENTS:       This site sold as vacant land with nearby utilities.
                         All offsites are currently in place as well as model and production homes.

     REMARKS: The property sold with an approved tentative map allowing the development of 215 residences on lots having minimum areas of 4,500 sf and an average area of 5,000 sf.

                         This project lies adjacent to an existing golf course known as the Castle Creek Country Club. About 20% of the lots have golf course frontage.

                         Homes range in size from 1,350 sf to 2,300 sf. Because the sales office was closed, we were unable to verify the sales prices.

                         The finished lot cost was reported at $56,000 to $57,000 per lot, including school fees, but not including a $4,000 per lot assessment for sewer.

                                                   LAND
                                                   MARKET DATA NO. 3

     LOCATION:           North side of Via Rancho Road, northwest of Mesa Drive,
                         Oceanside

     LEGAL:              Lot 5, Ivey Ranch Unit 3, Map 11717 (old)
                         Lots 1 to 27, Map 13277, Ivey Ranch, Lots 5 (condo)
                         (new)

     SELLER:             Las Brisas-Parkside Development Corp.

     BUYER:              Barratt American, Inc.

     ZONE:               RMB; City of Oceanside

     PRESENT USE:        Single family residential

     LAND:               Shape: Irregular
                         Area:  17.520 acres; 763,171 sf (Gross)
                                16,000 acres; 696,960 sf (Net)
                         Topo:  Flat and level

     ASSESSOR'S DATA:    A. P. No.: 160-570-05 (old)
                                    160-640-01      through    27
                                    (excluding streets) (new)


     RECORDED:           1/17/95; Document No. 018684

     SALES PRICE:        $3,400,000; $21,384 per lot

     TERMS:              $500,000 (15%) down; $2,900,000 (85%) 1st trust
                         deed - Seller - short term financing

     CONFIRMED:          Michael Pattinsin - Barrat Americann - (619)
                         431-0800; COMPS, Inc.; Public Records

     IMPROVEMENTS:       This site sold as raw, vacant land with perimeter
                         offsites and utilities.

                                                   LAND
                                                   MARKET DATA NO. 3 (CONT.)


                             This site is currently being improved with a 159-unit high-density detached residential tract known as Park Lane. It is summarized as follows:

                             -----------------------------------------------
                                                                   Base
                              Plan      Bed/Bath      Size (sf)     Price
                             -----------------------------------------------
                               1          3/2           1,481      Sold Out
                               2          3/2           1,579      $149,990
                               3          4/3           1,886      $163,990
                               4          4/3           1,921      $167,990
                             -----------------------------------------------


     REMARKS: The owner's representative reported a finished lot cost of $46,384 per lot, with school fees waived. (The original developer built two schools in the Ivey Ranch Development.) Thus, land development costs total about $25,000 per lot.

                             The buyer remapped the property during escrow.

                             Based on the reported net site area, the average lot size is 4,383 sf. However, the owner's representative reported a minimum lot size of 2,500 sf.

                             This site last sold in September of 1989, as recorded on Document No. 499848, for a full price of $5,350,000. Thus, the January 1995 sale reflects a decrease of $1,950,000 or 36.5%.

     MARKET EXPOSURE TIME:   Unknown

     CONDITIONS OF SALE:     Apparently normal.

                                                   RESIDENCE
                                                   MARKET DATA NO. 1

     ADDRESS:            4819 Terracina Street, Oceanside

     LEGAL:              Lot 12, Map 12797, Mission Santa Fe, Parcels 5 and 6,
                         Unit 1

     SELLER:             Encore Oceanside L.L.C.

     BUYER:              Unknown

     ZONE:               RS; City of Oceanside

     PRESENT USE:        Under construction

     LAND:               Shape: Irregular
                         Area:  6,280 sf (net - pad)
                         Topo:  Rear yard slopes up to west

     ASSESSOR'S DATA:    A. P. No.:  158-600-12

     RECORDED:           Pending Sale

     BASE PRICE:         $166,900

     INCENTIVE:          (     5,000)

     NET PRICE:          $161,900; $91.57 psf

     TERMS:              Unknown

     CONFIRMED:          Brehm Communities

     IMPROVEMENTS:       Proposed at this location is a three-bedroom,
                         two-bathroom residence identified as Plan 1.
                         It has an area of 1,768 sf.

                                  CARL W. BOZNANSKI

LICENSE

     State of California:  Certified - General Real Estate Appraiser No.
          AG010837

EDUCATION

     University of Southern California - M.B.A. Degree, Major in Management,
          Minor in Finance

     University of Notre Dame - B.S.A.E. Degree, Major in Aeronautical
          Engineering

     University of Southern California, University of California and Orange
          Coast College - First Year Law School - Real Estate Courses in Finance, Law and Practice; Contracts Courses

     Appraisal Institute, Society of Real Estate Appraisers, Orange
          Coast College, Real Estate Trainers, California State University - Fullerton, Marshall Valuation Service, Caltrans - Over 400 hours in courses and seminars covering topics such as: Standards of Professional Practice, Real Estate, Appraisal Principles, Basic Valuation Procedure, Real Estate Appraisal, Capitalization &
          Cash Flow, Basic Valuation/Capitalization, Regression Analyses, Income Capitalization, Hotel/Motel Valuation, Commercial/Residential Cost Analyses, FIRREA - Overview & Application, Partial Taking, Understanding Limited Appraisals, Appraising Land

EXPERIENCE

     BOZNANSKI AND COMPANY, INC. 1984 - PRESENT Mr. Boznanski is the founder and Principal Appraiser of this real property valuation and consultation firm. Property evaluation has encompassed all types of real estate for a myriad of purposes. The firm also performs business appraisals.

          Valuation appraisals have been performed for acquisition purposes, both for governmental and private client; for assessment districts; for domestic and partnership property settlements; for litigation;
          for tax matters, for estate purposes; and in support of various financial dealings. These appraisals call for the determination of either present or past fair market value.
          They include whole and fractional interests as well as discounted cash flow analysis. Long-term leased fee and leasehold estate evaluations have also been determined. Easements and surface right values have been established. Numerous ground leases have been valued. The appraisals cover all types of property, including vacant land as well as improved property.
          Specific types of property appraised have included farm land, single family and multiply family residential, including condominiums, as well as commercial, office, industrial and special purpose parcels. Among the special purpose properties appraised have been a major sports stadium, a major amusement park, sub-division land development studies, hospitals, medical centers, nursing homes, retirement homes, hotels, shopping centers, service stations, car washes, garden nurseries, building centers, auto dealerships, bowling alleys, municipal buildings, mobile home parks, dairy processing plants, wineries, pre-schools, school sites, residential tracts, etc. Several very large scale municipal appraisal projects have been performed encompassing up to more than 100 parcels. These latter right-of-way appraisals have been for total acquisition as well as for partial taking.

          Other types of appraisals performed include reuse appraisals of property to be used for industrial, office, residential, commercial and auto center purposes. This type of appraisal considers the evaluation of properties with certain developmental restrictions. Review of appraisals have been conducted for numerous governmental agencies, financial institutions and private parties in order to determine the adequacy of appraisals prepared by others.

          Mr. Boznanski has performed numerous condemnation appraisals (eminent domain) for both governmental and private clients and has appeared many times in various California Superior Courts as an expert witness in real property matters. In addition, he has testified on numerous occasions in United States Federal Bankruptcy Court.

          He has also been responsible for land use feasibility, absorption and economic studies conducted on residential, commercial and industrial sites in order to establish cost-benefit ratios for proposed or existing developments.

     DONAHUE & COMPANY, INC. 1970-1984.  A founder of Donahue and Company, Inc.
          and one of two principals, Mr. Boznanski, as a Senior Property Specialist of the firm, was responsible for performing appraisals on all types of real property, as well as managing the development of urban study programs. He oversaw the general operations of the firm in his capacity of Executive Vice President.

     TRANS-CAPITAL INVESTMENT ASSOCIATES, 1969 - 1974. General Partner, providing consultation and operational direction to a private investment fund, Venture Equity.

     SYSTEMATIC MANAGEMENT ASSOCIATES, 1967-1968 AND 1969-1970. Principal providing management and engineering consultation concerning systems controls of aerospace projects.

     PRC TECHNICAL APPLICATIONS, INC. 1968-1969. Regional Manager of the firm performing a wide range of engineering and management services. These tasks were performed for government agencies as well as for major contractors. He was responsible for the marketing, management and technical performance of a staff of 25.

     NORTH AMERICAN ROCKWELL. 1958-1967. Engineering Supervisor accountable for the implementation of engineering systems controls for various systems of the Apollo spaceship as well as other aerospace projects.

ASSOCIATIONS

     National Association of Review Appraisers & Mortgage Underwriters - Senior
          Member (C.R.A.)

PUBLIC OFFICE

     Planning Commissioner, City of Yorba Linda, 1980-Present
          Chairman - 1981/1986/1991/1996
          Vice Chairman - 1980/1985/1990/1995

PUBLIC SPEAKING - REAL PROPERTY VALUATION

     Association For Governmental Leasing & Finance - Boston 1995

CLIENTS (PARTIAL LIST)

     Approved Appraiser - Resolution Trust Corporation

     PUBLIC - CITIES AND REDEVELOPMENT AGENCIES

          Apple Valley           Glendale                Poway
          Azusa                  Hesperia                Rancho Mirage
          Barstow                Indio                   Riverside
          Carson                 Irwindale               San Bernardino
          Claremont              Lakewood                San Clemente
          Compton                La Mirada               San Diego
          Corona                 Lynwood                 Santa Ana
          Downey                 Montebello              Tehachapi
          Duarte                 National City           Temple City
          El Monte               Norco                   Tustin
          El Segundo             Orange                  Victorville
          Fontana                Pasadena                West Covina
          Fullerton              Pleasanton              West Sacramento
                                 Pomona

     PUBLIC - OTHER


     Anaheim Union High School District        Orange, County of - GSA/Real
     Apple Valley Unified School District              Estate Division
     Apple Valley Water District               Orange County Transit Authority
     Caltrans (State Transportation Dept.)     Palmdale School District
     Center School District                    Perris Union High School
     Chaffey College                           Placentia-Yorba Linda School District
     Escondido School District                 Pomona Valley Municipal Water District
     Federal Deposit Insurance Corporation     Rancho Santiago College
     Fountain Valley Municipal Water District  Rescue School District
     Hemet Unified School District             Rim of the World School District
     Keppell School District                   Romoland School District
     Lancaster Elementary School District      Santa Ana Unified School District
     Lake Elsinore School District             San Jacinto Unified School District
     Los Angeles County Sanitation Districts   Southern Kern School District
     Los Banos School District                 Tehachapi School District
     Manhattan Beach Unified School District   U.S. Department of Agriculture,
     Metropolitan Water District                       Forest Service
     Moreno Valley Unified School District     U.S. Department of Navy
     Murrieta Valley Unified School District


     CORPORATE AND FINANCIAL


     Adams Properties, Inc.                    Coast Savings and Loan
     Adohr Farms                               Columbia Savings and Loan
     American International Bank               Dah Sing Bank
     ARCO                                      East West Federal Bank
     Bank of A. Levy                           El Dorado Bank
     Bank of America                           Emerson International
     Bank of Anaheim                           Espee Federal Credit Union
     Bank of California                        Ewing Development Co.
     Bank of Hollywood                         Exxon Company, U.S.A.
     Bank of Newport                           Fairway Ford
     Bank of Taiwan                            Fallbrook National Bank
     Beacon Bay Enterprises                    Far West Savings and Loan
     Bianchi International                     Farmers Insurance
     R. C. Boatman                             Fedco
     Bourns, Inc.                              First Continental Bank
     Buena Park Lumber Company                 First State Bank
     California Commerce Bank                  Fluorocarbon, Co.
     California State Bank                     Ford Motor Land Development Co.
     Carl Karcher Enterprises                  Forest Lawn Co.
     Century America Corp.                     Founders Financial
     China Trust Bank of California            Friedman Homes
     Citicorp Real Estate                      Fullerton Savings and Loan


     General Bank                              Rancho Bank
     Global Cellular, Inc.                     Rancon Corporation
     W. R. Grace Corp.                         Rhoades Development Co.
     Gulf Oil Co.                              Safeway Stores
     Hazel Corp.                               Santa Barbara Federal Savings
     Hopkins Development Co.                   Shappell Industries
     Hunco Development Co.                     Shell Oil Company
     Imperial Bank                             Siam Commercial Bank
     Imperial Federal Savings                  South Bay Bank
     Independence Savings and Loan             Standard Oil of California
     Laura Scudders, Inc.                      Sterling Transit Co., Inc.
     Leach Corporation                         Sunwest Bank
     Lewis Homes                               System Auto Parks, Inc.
     A. M. Lewis, Inc.                         Thriftimart, Inc.
     Lippo Bank                                Tierra Financial, Inc.
     Long Beach Bank                           Tokai Bank
     Long Beach Equities, Inc.                 Torry Pines Bank
     Lunnen Development Co.                    Traffic Control Services, Inc.
     Malibu Savings and Loan                   Trans-National Bank
     Marineland                                Union Bank
     Marine National Bank                      United National Bank
     Miller & Schroeder Financial              University National Bank
     Mistui-Manufactures Bank                  VED Corporation
     Mobil Land Development Co.                Ventura County Bank
     Municipal Services                        Vineyard Bank
     National Building Centers                 Vista Bank
     Omni Bank                                 Washington National Savings Bank
     Overland Bank                             Wells Fargo Bank
     Pacific National Bank                     Western State Bank
     PaineWebber                               Westin Mortgage
     Price Company                             Westminster Nurseries
     Price Waterhouse                          Woodhaven Developers


     ATTORNEYS, PRIVATE FIRMS AND INDIVIDUALS

     Lee Abbott, Esq., Westwood
     Michael Antin, Esq., Westwood
     Best, Best & Kreiger, Esq., Riverside
     Edward L. Butterworth, Pasadena
     Robert W. Clemmer, Esq., Orange
     E. Gene Crain, Esq., Newport Beach
     Cooksey, Coleman & Howard, Esq., Tustin
     John Culbertson, Fallbrook
     Richard Devericks, Camarillo
     Steve Henry, Santa Monica
     Howrey & Simon, Esq. Los Angeles
     Houlihan, Lokey, Howard & Zukin, Century City

     David Kagon, Esq., Century City
     Teong H. Kay, Los Angeles
     Thomas King, Esq., Huntington Beach
     Dr. Robert Larner, Los Angeles
     Raymond Larson, Tustin
     David Lowry, Rancho California
     Lee Marvin, Tucson, Arizona
     John D. McGuire, Esq., Santa Ana
     Paul Miller, Esq., Santa Fe Springs
     John G. Nelson, Esq., Whittier
     Frank Oldman, Esq., Newport Beach
     Gerald J. Phillips, Esq., Tustin
     Robert C. Politiski, Esq., Santa Ana
     Shepherd, Mullin, Richter & Hampton, Esq., Los Angeles
     Shernoff, Lipsky & Blickenstaff, Esq., Claremont
     Michael A. Vanic, Esq., Los Angeles
     Julian R. Warner, Esq., Century City
     Ronald E. Wiksell, Esq., Santa Ana
     Gerold G. Williams, Esq., Newport Beach
     Herbert B. Wittenberg, CPA, West Covina
     Thomas L. Woodruff, Esq., Orange

QUALIFIED REAL PROPERTY EXPERT WITNESS

     Kern County Superior Court
     Los Angeles County Superior Court
     Orange County Superior Court
     Riverside County Superior Court
     San Bernardino County Superior Court
     San Diego County Superior Court
     Ventura County Superior Court
     United States District Court
     Orange County Assessment Appeals Board
     Private Arbitration Hearings

                             DANIEL H. HERRON

LICENSE

    State of California: Certified - General Real Estate Appraiser No. AG012417

EDUCATION

    California State University, Fullerton
         Bachelor of Arts - Finance (1986)

    Appraisal Institute Courses
         Basic Valuation Procedure (1987)
         Capitalization Theory and Techniques Parts A & B (1991)
         Standards of Professional Practice Parts A & B (1993)
         Appraisal Principles (1994)

    Appraisal Institute Seminars
         Appraising Apartments (1988)
         Discounted Cash Flow Analysis in the Home Building Industry (1993)

CANDIDATE

    MAI Designation - Appraisal Institute M911619
         Southern California Chapter

EXPERIENCE

    BOZNANSKI & COMPANY, INC., 1986 - PRESENT.  Mr. Herron is a Staff
         Appraiser in this real property valuation and consultation firm. Property evaluation has been performed on all types of real estate for a myriad of purposes.

         Mr. Herron prepares both detailed narrative and form appraisal reports for financial institutions, governmental agencies, attorneys and private clients. These documents are prepared in support of various acquisition and disposition. These appraisals call for the determination of either present or past fair market value. They include whole and fractional interests as well as discounted cash flow analysis. Long-term leased fee and leasehold estate evaluations have also been prepared.

         Specific types of property appraised have included all types of vacant land, as well as single family and multiple residential dwellings, plus strip commercial and shopping centers. Additionally, office as well as light industrial and warehouse improved properties have been evaluated. Special purpose property values have also been determined. Residential tract absorption studies have been prepared.

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                               MARK W. LINNES, MAI

LICENSE

         State of California: Certified - General Real Estate Appraiser No. AG 003328

EDUCATION

         Graduated from the University of Southern California in 1955 with a Bachelor of Science Degree in Finance. Completed courses and passed examinations for the Appraisal Institute Course I, IA, II, IV and VI. Passed A.I.R.E.A. Leasehold Examination and completed numerous coursed in the field of Real Estate including Law, Finance, Title, Construction Estimating and Appraisals.

         The Appraisal Institute conducts a voluntary program of continuing education for its designated members. MAI's and RM's who meet the minimum standards of this program are awarded periodic educational certification. Mr. Linnes has satisfied these requirements.

PROFESSIONAL AFFILIATIONS

         Member of the Appraisal Institute

         Affiliate member of the Whittier Board of Realtors

EXPERIENCE AND CURRENT STATUS

         Ten years as a staff condemnation appraiser with the California Department of Transportation. Qualifies as an expert witness in the Counties of Los Angeles and Orange.

         Employment with the California Department of Transportation was terminated in 1973 to accept a position with the Donahue & Company, Tustin, California, as a senior staff appraiser. Since March, 1975, he has been an independent fee appraiser and an affiliate of Boznanski and Company, Inc., since 1984.

         Appraisal assignments have included single family and income residential properties, commercial, industrial and special purpose properties. Assignments have also included public and private rights-of-way for freeway and street widening, surface and subsurface easement right-of-way for electrical and oil line transmission and city redevelopment project acquisition appraisals.




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CLIENTS - PUBLIC

         City of Azusa
         City of Commerce
         City of Downey
         City of Huntington Beach
         City of Ontario
         City of Orange
         City of Santa Ana
         County of Los Angeles
         County of Orange
         Department of the Army - Corps of Engineers
         U.S. Postal Service
         State Department of Transportation
         Metropolitan Water District of Southern California (MWD)
         Los Angeles Unified School District
         Lowell Joint School District (Whittier)

CLIENTS - PRIVATE

         Southern California Edison Company
         E. I. Du Pont De Nemours & Company
         3-M Company
         Crocker National Bank
         Security Pacific Bank
         Bank of America
         Southern California Bank
         Santa Barbara Bank and Trust
         Continental Bank
         Far West Savings
         Home Savings
         North American Savings
         Southern Pacific Transportation Company
         TICOR
         Stewart Title Company
         General Telephone Company
         Quaker State Oil Company
         Mobile Oil Company
         Holiday Inn - Barstow, California
         World Vision, Inc.
         Far East Broadcasting Company

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CLIENTS - PRIVATE (CONT.)

         American Bible Society
         Salvation Army
         Kaiser Permanente Hospitals
         Willdan Associates
         McLean Cadillac - Tustin
         Mills Ford - Anaheim
         Thomson & Nelson, Attorneys - Whittier
         John Pitts, Attorney - Fullerton
         Stanford M. Ehrmann, Attorney - Beverly Hills
         Rankin, Sproat & Pollack, Attorneys - Oakland